SECOND AMENDED AND RESTATED

MASTER REPURCHASE AGREEMENT

AMONG

IXIS REAL ESTATE CAPITAL INC., as Buyer

ECC CAPITAL CORPORATION, as Seller

ENCORE CREDIT CORP., as Seller

BRAVO CREDIT CORPORATION, as Seller

and

CONQUISTAMERICA, INC., as Seller

Dated as of May 12, 2006

TABLE OF CONTENTS

Page

1. APPLICABILITY

2. DEFINITIONS

3. INITIATION; TERMINATION

4. MARGIN AMOUNT MAINTENANCE

5. INCOME PAYMENTS

6. REQUIREMENTS OF LAW

7. SECURITY INTEREST

8. PAYMENT, TRANSFER AND CUSTODY

9. HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

10. SELLER REPRESENTATIONS

11. COVENANTS OF SELLER

12. EVENTS OF DEFAULT

13. REMEDIES

14. INDEMNIFICATION AND EXPENSES

15. RECORDING OF COMMUNICATIONS

16. SINGLE AGREEMENT

17. NOTICES AND OTHER COMMUNICATIONS

18. ENTIRE AGREEMENT; SEVERABILITY; MODIFICATIONS

19. NON-ASSIGNABILITY

20. TERMINABILITY

21. GOVERNING LAW

22. SUBMISSION TO JURISDICTION; WAIVERS

23. NO WAIVERS, ETC.

24. SERVICING

25. INTENT

26. PERIODIC DUE DILIGENCE REVIEW

27. BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

28. MISCELLANEOUS

29. CONFIDENTIALITY

30. CONFLICTS

31. SET-OFF

32. OBLIGATIONS JOINT AND SEVERAL

EXHIBITS

SCHEDULE 1 EXHIBIT I EXHIBIT II EXHIBIT III EXHIBIT IV EXHIBIT V EXHIBIT VI EXHIBIT VII	Representations and Warranties Re: Mortgage Loans
Transaction Request
Underwriting Guidelines
Form of Opinion Letter
UCC Filing Jurisdictions
Form of Account Agreement
Form of True Sale Certification
Form of Servicer Notice

EXHIBIT VIII Form of Request for Additional Transactions For Excess Margin

EXHIBIT IX EXHIBIT X	Form of Compliance Report Hedging Strategy

SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

This is a SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of May 12, 2006, between IXIS REAL ESTATE CAPITAL INC, a New York corporation (“Buyer”), ENCORE CREDIT CORP., a California corporation (“Encore”), ECC CAPITAL CORPORATION, a Maryland corporation (“ECC”, BRAVO CREDIT CORPORATION, a California corporation (“Bravo”) and CONQUISTAMERICA, INC., a California corporation (“ConquistAmerica”, and together with Encore, ECC and Bravo, “Seller”).

1.	APPLICABILITY

From time to time the parties hereto may enter into transactions (“Committed Transactions”) in which Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans on demand by Buyer against the transfer of funds by Seller. Additionally, from time to time, Buyer is prepared to consider entering into additional transactions (“Uncommitted Transactions”) in which Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans on demand by Buyer, against the transfer of funds by Seller. Each such Committed Transaction and Uncommitted Transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement, unless otherwise agreed in writing.

2.	DEFINITIONS

As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa). Terms otherwise not defined herein shall have the meanings assigned thereto in the Custodial and Disbursement Agreement.

“40/30 Mortgage Loan” shall mean a Mortgage Loan which has an original term to maturity of not more than thirty years from commencement of amortization, with a forty year amortization schedule for the first 10 years and a twenty year amortization schedule thereafter.

“40/30 Sub-Limit” shall mean, as of any date, an amount equal to $30,000,000, provided Buyer shall have the right, upon written notice to Seller, from time to time, to reduce the 40/30 Sub-Limit to an amount not less than 10% of the then outstanding Purchase Price of the Transactions.

“90% LTV/CLTV Mortgage Loan” shall mean (i) any First Lien Mortgage Loan with an LTV greater than 90% or (ii) any Second Lien Mortgage Loan with a CLTV greater than 90%.

“90% LTV/CLTV Sub-Limit” shall mean, as of any date, an amount equal to $30,000,000, provided Buyer shall have the right, upon written notice to Seller, from time to time, to reduce the 90% LTV/CLTV Sub-Limit to an amount not less than 10% of the then outstanding Purchase Price of the Transactions.

“Acceptable Correspondent” shall mean a correspondent not rejected by Buyer in its sole discretion. Seller shall inform Buyer of any new proposed Acceptable Correspondent at least 5 Business Days prior to requesting a purchase of any related Correspondent Loan.

“Account Agreement” shall mean that certain letter agreement, dated June 30, 2004, among Encore, Buyer and the Bank, as amended by the Amendment and Joinder to Account Agreement, dated as of February 18, 2005, and the Second Amendment and Joinder to Account Agreement, dated as of May 12, 2006, among Encore, ECC, Bravo, ConquistAmerica, Inc., Buyer, and the Bank.

“Act of Insolvency” shall mean, with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such Person of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission in writing by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agreement” shall mean this Second Amended and Restated Master Repurchase Agreement, as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“ALTA” shall mean the American Land Title Association.

“Alt-A First Mortgage Loan” shall mean an Eligible Asset which is an Alt-A Mortgage Loan and a First Lien Mortgage Loan.

“Alt-A Mortgage Loan” shall mean an Eligible Asset which is a Mortgage Loan made to a Mortgagor of “A” or “A-” credit quality (as determined by Seller in accordance with the Underwriting Guidelines), which is secured by a lien on a single-family Residential Dwelling and for which the related Mortgagor has a FICO score of greater than 600.

“Alt-A Second Mortgage Loan” shall mean an Eligible Asset which is an Alt-A Mortgage Loan and a Second Lien Mortgage Loan.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Schedule and Exception Report” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Asset Value” shall mean as of any date of determination with respect to each Mortgage Loan, the lesser of (a) the Purchase Percentage applicable to such Mortgage Loan multiplied by the Market Value of such Mortgage Loan as of such date and (b) the outstanding principal balance of such Mortgage Loan as of such date; provided, that, the following additional limitations on Asset Value shall apply:

(1) after giving effect to any requested Transaction, the aggregate Asset Value of all Townhouse/Condominium Mortgage Loans owned hereunder by Buyer as of such date of determination may not exceed the Townhouse/Condominium Sub-Limit;

(2) after giving effect to any requested Transaction, the aggregate Asset Value of all Second Lien Mortgage Loans which are Sub-Prime Mortgage Loans or Alt-A Mortgage Loans owned hereunder by Buyer as of such date of determination may not exceed the Second Lien Sub-Limit;

(3) after giving effect to any requested Transaction, the aggregate Asset Value of all Mortgage Loans which are not occupied by the related Mortgagor as its primary residence (as determined on the origination dated) owned hereunder by Buyer as of such date of determination may not exceed the Non-Owner Occupied Sub-Limit; provided no such Mortgage Loan (i) shall be a Sub-Prime Second Mortgage Loan or (ii) shall have a CLTV greater than 90%;

(4) after giving effect to any requested Transaction, the aggregate Asset Value of all Mortgage Loans owned hereunder by Buyer as of such date of determination may not exceed the FICO Sub-Limit;

(5) after giving effect to any requested Transaction, the aggregate Asset Value of all Sub-Prime C Mortgage Loans owned hereunder by Buyer as of such date of determination may not exceed the Sub-Prime C Sub-Limit;

(6) after giving effect to any requested Transaction, the aggregate Asset Value of all Interest-Only Mortgage Loans owned hereunder by Buyer as of such date of determination may not exceed the Interest-Only Sub-Limit;

(7) after giving effect to any requested Transaction, the aggregate Asset Value of all Wet-Ink Mortgage Loans owned hereunder by Buyer as of such date of determination may not exceed the Wet-Ink Sub-Limit;

(8) after giving effect to any requested Transaction, the aggregate Asset Value of all Jumbo Mortgage Loans owned hereunder by Buyer as of such date of determination may not exceed the Jumbo Sub-Limit;

(9) after giving effect to any requested Transaction, the aggregate Asset Value of all 40/30 Mortgage Loans owned hereunder by Buyer as of such date of determination may not exceed the 40/30 Sub-Limit;

(10) after giving effect to any requested Transaction, the aggregate Asset Value of all 90% LTV/CLTV Mortgage Loans owned hereunder by Buyer as of such date of determination may not exceed the 90% LTV/CLTV Sub-Limit; and

(11) the Asset Value shall be deemed to be zero with respect to each Mortgage Loan (i) in respect of which there is a breach of a representation and warranty set forth in Schedule 1 (assuming each representation and warranty is made as of the date the Asset Value is determined), (ii) in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period in excess of thirty (30) calendar days (without regard to any applicable grace periods), (iii) which has not been repurchased by Seller by the 150th day after the date on which it is first purchased by Buyer; provided, however, that the Asset Value of any Mortgage Loan that has not been repurchased by Seller by the 120th day after the date which it is first purchased by Buyer shall automatically be reduced by 10%, (iv) which has been released from the possession of Custodian under the Custodial and Disbursement Agreement to Seller for a period in excess of ten (10) calendar days, (v) which exceed the Sub-Limit for the related Class or (vi) which is a Wet-Ink Mortgage Loan, for which Custodian has failed to receive the related Mortgage Documents by the eighth (8th) Business Day following the applicable Purchase Date.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“Bank” shall mean Deutsche Bank National Trust Company, a national banking association, and its successors in interest, or such other depository institution as may be acceptable to Buyer in its sole discretion, and their respective successors in interest.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Bear Stearns Facility” shall mean that Master Repurchase Agreement, dated as of November 28, 2005, between Seller and Bear Stearns Mortgage Capital, as may be amended from time to time, and all other documents or agreements executed in connection therewith, or replacement facilities with substantially similar terms (including, but not limited to, amounts and rates) with financial institutions approved by Buyer.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in the State of New York (or state in which any of Custodian, Disbursement Agent, Seller or Buyer is located) is authorized or obligated by law or executive order to be closed.

“Buyer” shall mean CDC Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns.

“Cash” shall mean all cash and Cash Equivalents, as shown on the balance sheet of Seller prepared in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Class” shall mean each group of Mortgage Loans where each Mortgage Loan within such group qualifies as at least one of the following: 40/30 Mortgage Loan, 90% LTV/CLTV Mortgage Loan, Alt-A First Mortgage Loan, Alt-A Second Mortgage Loan, Sub-Prime First Mortgage Loan, Sub-Prime Second Mortgage Loan, First Lien Mortgage Loan, Second Lien Mortgage Loan, Townhouse/Condominium Mortgage Loan, Sub-Prime C Mortgage Loan, Sub-Prime D Mortgage Loan, Interest-Only Mortgage Loan and Wet-Ink Mortgage Loan, provided, that a Mortgage Loan may be within more than one Class as of any date of determination.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account established by the Bank subject to an Account Agreement, into which all Income shall be deposited in accordance with Section 5(a).

“Combined Loan-to-Value Ratio” or “CLTV” shall mean with respect to any Second Lien Mortgage Loan, the sum of the original principal balance of such Second Lien Mortgage Loan at the time of origination and the outstanding principal balance of any related first lien loan as of the date of origination of such Second Lien Mortgage Loan, divided by the lesser of (a) the Appraised Value of the related Mortgaged Property as of the date of origination of such Second Lien Mortgage Loan and (b) if the Mortgage Loan was originated in connection with the purchase of the related Mortgaged Property by the related Mortgagor, the purchase price of such Mortgaged Property.

“Commitment Fee” shall mean the fee payable by Seller to Buyer pursuant to Section 3(p) as set forth in the Side Letter.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with Seller within the meaning of Section 4001 of ERISA or is part of a group which includes Seller and which is treated as a single employer under Section 414 of the Code.

“Confirmation” shall have the meaning specified in Section 3(c).

“Correspondent Loan” shall mean an Eligible Asset, which in no event may be a Wet-Ink Mortgage Loan, originated by an Acceptable Correspondent. Correspondent Loans shall require a separate Transaction Request from that in connection with any other Eligible Asset.

“Countrywide Facility” shall mean that Revolving Credit and Security Agreement, dated as of June 25, 2004, between Seller and Countrywide Warehouse Lending, as may be amended from time to time, and all other documents or agreements executed in connection therewith, or replacement facilities with substantially similar terms (including, but not limited to, amounts and rates) with financial institutions approved by Buyer.

“CSFB Facility” shall mean that Master Repurchase Agreement, dated as of February 18, 2005, between Seller and Credit Suisse First Boston Mortgage Capital LLC, as may be amended from time to time, and all other documents or agreements executed in connection therewith, or replacement facilities with substantially similar terms (including, but not limited to, amounts and rates) with financial institutions approved by Buyer.

“Custodial and Disbursement Agreement” shall mean that certain custodial and disbursement agreement, dated as of June 30, 2004, as amended by the Amendment and Joinder to Custodial and Disbursement Agreement, dated as of February 18, 2005, and the Second Amendment and Joinder to Custodial and Disbursement Agreement, dated as of May 12, 2006, by and among Buyer, Encore, ECC, Bravo, ConquistAmerica, Disbursement Agent and Custodian, as the same shall be modified and supplemented and in effect from time to time.

“Custodial Identification Certificate” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Custodian” shall mean Deutsche Bank National Trust Company, a national banking association, and its successors in interest, as custodian under the Custodial and Disbursement Agreement, and any successor Custodian under the Custodial and Disbursement Agreement.

“DB Facility” shall mean that Master Repurchase Agreement, dated as of May 16, 2005, between Seller and DB Structured Products, Inc., as may be amended from time to time, and all other documents or agreements executed in connection therewith, or replacement facilities with substantially similar terms (including, but not limited to, amounts and rates) with financial institutions approved by Buyer.

“Default” shall mean an event that with notice or lapse of time or both would become an Event of Default.

“Disbursement Agent” shall mean Deutsche Bank National Trust Company, a national banking association, and its successors in interest, as disbursement agent under the Custodial and Disbursement Agreement, and any successor Disbursement Agent under the Custodial and Disbursement Agreement.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 26 with respect to any or all of the Purchased Assets, as desired by Buyer from time to time.

“Effective Date” shall mean May 12, 2006, so long as the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Agent” shall mean MERSCORP, INC., and its successors in interest.

“Electronic Tracking Agreement” shall mean the Electronic Tracking Agreement, dated as of June 30, 2004, among Buyer, Encore, Electronic Agent and MERS, as amended by the Amendment and Joinder to Electronic Tracking Agreement, dated as of February 18, 2005, and the Second Amendment and Joinder to Electronic Tracking Agreement, dated as of May 12, 2006, among Buyer, Encore, Bravo, ECC, ConquistAmerica, Electronic Agent and MERS, as the same shall be amended, supplemented or otherwise modified from time to time; provided that if no Purchased Assets are or will be MERS Designated Mortgage Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution). Any document that requires signature that is delivered by Electronic Transmission via email that includes the sender’s name shall satisfy such signature requirement.

“Eligible Asset” shall mean a Mortgage Loan, including a Wet-Ink Mortgage Loan, (i) as to which the representations and warranties in Schedule 1 attached hereto are true and correct, (ii) which is underwritten strictly in accordance with Seller’s Underwriting Guidelines, a copy of which is attached hereto as Exhibit II or with such changes or exceptions as Buyer shall approve pursuant to Section 3(b)(9), and (iii) which is secured by a Lien on a Residential Dwelling.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Escrow Instruction Letter” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Eurodollar Rate” shall mean, with respect to each day a Transaction is outstanding (and reset on each day a Transaction is outstanding), the rate per annum equal to the rate appearing at page 5 of the Telerate Screen as one-month LIBOR at or about 9:00 a.m., New York City time, on such date (and if such date is not a Business Day, the Eurodollar Rate in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the average rate per annum at which three mutually acceptable banks are offered Dollar deposits at or about 8:00 a.m., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of thirty (30) days and in an amount comparable to the amount of the Transactions to be outstanding on such day. The Eurodollar Rate shall be reset by Buyer as described above and Buyer’s determination of Eurodollar Rate shall be conclusive upon the parties absent manifest error on the part of Buyer.

“Event of Default” shall have the meaning specified in Section 12.

“Excess Margin” shall have the meaning specified in Section 3(q).

“Existing Financing Facilities” shall mean the Wachovia facility, the Bear Stearns Facility, the CSFB Facility, the DB Facility and the Countrywide Facility, and such other facilities as may be identified from time to time by written notice from Seller to Buyer.

“Fannie Mae” shall mean the Federal National Mortgage Association, and its successors in interest.

“FICO Sub-Limit” shall mean, with respect to Mortgage Loans with FICO scores less than 550 and greater than or equal to 500, an amount not to exceed $30,000,000; provided Buyer shall have the right, upon written notice to Seller, from time to time, to reduce the FICO Sub-Limit to an amount not less than 10% of the then outstanding Purchase Price of the Transactions.”

“First Lien Mortgage Loan” shall mean an Eligible Asset secured by a first lien on the related Mortgaged Property.

“Foreclosed Loan” shall mean a Mortgage Loan the property securing which has been foreclosed upon by Seller.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, and its successors in interest.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller, any of its Subsidiaries or any of their properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well another Person, to purchase assets, goods, securities or services, or to agree to take-or-pay arrangement or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, or other principal and interest advances made in the ordinary course of servicing the Mortgage Loans. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Hedging Strategy” shall mean the Hedging Strategy of Seller as set forth in Exhibit X.

“Income” shall mean, with respect to any Mortgage Loan at any time, all collections on and all proceeds of the Mortgage Loan, including any (but not limited to) all principal and interest payments, all insurance, condemnation and liquidation proceeds, all sale proceeds and all other recoveries and distributions of any kind, less any related servicing fees and other servicing compensation charged by Servicer.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others Guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; and (i) Capital Lease Obligations of such Person.

“Interest-Only Mortgage Loan” shall mean an Eligible Asset that pays interest only during an initial period of no more than 10 years and then, following such initial period, fully amortizes during the remaining term.

“Interest-Only Sub-Limit” shall mean an amount not to exceed $60,000,000; provided Buyer shall have the right, upon written notice to Seller, from time to time, to reduce the Interest-Only Sub-Limit to an amount not less than 20% of the then aggregate outstanding Purchase Price of the Transactions.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Mortgage Loans, any short sale of US Treasury securities, or futures contract, or options related contract, or interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies and acceptable to Buyer.

“Interim Funder” shall mean, with respect to each MERS Designated Mortgage Loan, the Person named on the MERS® System as the interim funder pursuant to the MERS Procedures Manual.

“Investor” shall mean, with respect to each MERS Designated Mortgage Loan, the Person named on the MERS® System as the investor pursuant to the MERS Procedures Manual.

“Jumbo Mortgage Loan” shall mean an Eligible Asset which is secured by a First Lien Loan with an outstanding principal balance greater than $750,000 but less than or equal to $1,200,000.

“Jumbo Sub-Limit” shall mean, as of any date of determination, an amount not to exceed $12,000,000; provided Buyer shall have the right, upon written notice to Seller, from time to time, to reduce the Jumbo Sub-Limit to an amount not less than 4% of the then aggregate outstanding Purchase Price of the Transactions.

“Late Payment Fee” shall have the meaning specified in Section 5(b).

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan at the time of origination to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination of such Mortgage Loan and (b) if the Mortgage Loan was originated in connection with the purchase of the related Mortgaged Property by the related Mortgagor, the purchase price of such Mortgaged Property.

“Margin Base” shall mean the aggregate Asset Value of all Purchased Assets which are Eligible Assets as of any date of determination.

“Margin Deficit” shall have the meaning specified in Section 4.

“Market Value” shall mean, as of any date in respect of any Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined in Buyer’s sole discretion, which price may be determined to be zero. Buyer’s determination of Market Value shall be conclusive upon the parties absent manifest error on the part of Buyer. All determinations of Market Value by Buyer shall be made in Buyer’s sole discretion exercised in good faith.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations or financial condition of Encore, ECC, Bravo or ConquistAmerica, (b) the ability of Encore, ECC, Bravo or ConquistAmerica to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of Buyer under any of the Repurchase Documents, (e) the timely payment of any amounts payable under the Repurchase Documents, or (f) the Asset Value of the Purchased Assets.

“Maximum Amount” shall mean $300,000,000.

“Maximum Committed Amount” shall mean $0.

“Maximum Uncommitted Amount” shall mean $300,000,000.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., and its successors in interest.

“MERS Designated Mortgage Loan” shall mean a Mortgage Loan for which Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for Seller, in accordance with the MERS Procedure Manual.

“MERS Procedure Manual” shall mean the MERS Procedures Manual attached as Exhibit B to the Electronic Tracking Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“MERS Report” shall mean the schedule listing MERS Designated Mortgage Loans and other information prepared by the Electronic Agent pursuant to the Electronic Tracking Agreement.

“MERS® System” shall mean the Electronic Agent’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“Mortgage” shall mean the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien or second lien on a fee simple Residential Dwelling securing the Mortgage Note or a leasehold estate with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice.

“Mortgage File” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Mortgage Loan” shall mean a mortgage loan originated in accordance with the Underwriting Guidelines which Custodian has been instructed to hold for Buyer pursuant to the Custodial and Disbursement Agreement including any Wet-Ink Mortgage Loan listed on a Transaction Request, and which Mortgage Loan includes, without limitation, (i) a Mortgage Note and related Mortgage, and (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Mortgage Loan.

“Mortgaged Property” shall mean a fee simple interest in or a leasehold estate with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice the real property (including to the extent that the same constitutes collateral securing repayment of the debt evidenced by the related Mortgage Note, all improvements, buildings and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by any of Encore, ECC, Bravo or ConquistAmerica or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” shall mean, with respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Non-Owner Occupied Sub-Limit” shall mean an amount not to exceed $24,000,000; provided Buyer shall have the right, upon written notice to Seller, from time to time, upon written notice to Seller, to reduce the Non-Owner Occupied Sub-Limit to not less than 8% of the aggregate outstanding Purchase Price of the Transactions.

“Payment Calculation Date” shall mean the tenth (10th) day of each month.

“Payment Date” shall mean two (2) Business Days after the Payment Calculation Date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Advance Repurchase Payment” has the meaning specified in Section 5(b).

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall mean, in respect of any day a Transaction is outstanding or any other amount under this Agreement or any other Repurchase Document that is not paid when due to Buyer at the stated Repurchase Date or otherwise when due (a “Post-Default Day”), a rate per annum on a 360 day per year basis during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 4% per annum plus the Prime Rate on such Post-Default Day.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean with respect to any Class of Mortgage Loans and any date of determination a rate per annum equal to the sum of (a) the Eurodollar Rate applicable on such date plus (b) the Pricing Spread for such Class applicable on such date.

“Pricing Spread” shall mean, with respect to any Class of Mortgage Loans, the rate per annum corresponding to such Class as set forth in the Side Letter.

“Prime Rate” shall mean the prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Agreement” shall mean any purchase agreement by and between any of or all of Encore, ECC, Bravo or ConquistAmerica and any third party, including without limitation, any Affiliate of Encore, ECC, Bravo or ConquistAmerica pursuant to which Encore, ECC, Bravo or ConquistAmerica has purchased assets subsequently sold to Buyer hereunder.

“Purchase Date” shall mean the date on which Purchased Assets are transferred by Seller to Buyer or its designee (including Custodian).

“Purchase Percentage” shall mean, with respect to any Class of Mortgage Loans, the applicable percentage corresponding to such Class as set forth in the Side Letter.

“Purchase Price” shall mean on each Purchase Date, the price at which Purchased Assets are transferred by Seller to Buyer or its designee (including Custodian) which shall equal the Asset Value for such Purchased Assets on the Purchase Date.

“Purchased Assets” shall mean the Mortgage Loans sold by Seller to Buyer in a Transaction; provided, however, that once such Mortgage Loans are repurchased or otherwise reacquired by Seller (whether in connection with the termination of a transaction or otherwise) such Mortgage Loans shall no longer be deemed Purchased Assets under this Agreement or any of the other Repurchase Documents and shall no longer be Eligible Assets.

“Purchased Items” has the meaning specified in Section 7.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT” shall mean a real estate investment trust, within the meaning of Sections 856 through 860 of the Code.

“REO Property” shall mean real property acquired by Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or a successor provision thereof, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615 or one or more successor provision thereof.

“Representative” shall mean, with respect to any person (x) any Affiliate of such Person and (y) any officer, director, manager, member, partner, employee, agent, independent contractor, consultant, attorney, advisor or any other authorized representative of such Person or any Affiliate of such Person.

“Repurchase Date” shall mean the date on which Seller is to repurchase the Purchased Assets from Buyer as specified in the related Confirmation including any date determined by application of the provisions of Sections 3 or 13 which date shall be specified as “open” unless otherwise requested by Seller and agreed by Buyer; provided that in no event shall the Repurchase Date be in excess of 364 days after the Purchase Date. If the Transaction is “open”, the Repurchase Date shall be one (1) Business Day after the date upon which either Buyer (in its sole discretion) or Seller (in its sole discretion) provides to the other written notice of its intention to sell or repurchase, as applicable, the applicable Mortgage Loans; provided that the Repurchase Date shall not, in any event, exceed 364 days from the date hereof.

“Repurchase Documents” shall mean this Agreement, the Custodial and Disbursement Agreement and the Account Agreement, and all other documents or agreements executed in connection therewith.

“Repurchase Obligations” shall have the meaning specified in Section 7(b).

“Repurchase Price” shall mean the price at which Purchased Assets are to be transferred from Buyer or its designee (including Custodian) to Seller upon termination of a Transaction (including a Transaction in which the Repurchase Date is specified as “open” in the related Confirmation), which will be determined in each case as the sum of the Purchase Price and the Price Differential as of the date of such determination, including (to the extent specifically allocated to such Purchased Assets) any amounts paid pursuant to Requests for Additional Transactions for Excess Margin under Section 3(q), decreased by all cash (including cash paid by Seller following receipt of a Margin Deficit Notice under Section 4(a)) actually received by Buyer with respect to such Purchased Assets and further decreased by all Income and Periodic Advance Repurchase Payments (including Late Payment Fees, if any) actually received by Buyer pursuant to Sections 5(a) or 5(b), respectively, with respect to such Purchased Assets.

“Request for Additional Transactions for Excess Margin” shall have the meaning specified in Section 3(q)(1).

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Residential Dwelling” shall mean any one of the following: (i) a detached single family dwelling, (ii) a two-to-four family dwelling, (iii) a unit in a condominium project, or (iv) a detached single family dwelling in a planned unit development (v) a dwelling situated on a leasehold estate (with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice). Mortgaged Properties that consist of the following property types are not Residential Dwellings: (a) co-operative units, (b) log homes, (c) earthen homes, (d) underground homes, (e) mobile homes or manufactured housing units, (f) any dwelling situated on more than twenty (20) acres of property.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, the chief financial officer, the treasurer or the chief operating officer of such Person.

“Second Lien Mortgage Loan” shall mean an Eligible Asset secured by a lien on the Mortgaged Property, which is subject to one prior lien on such Mortgaged Property.

“Second Lien Sub-Limit” shall mean an amount not to exceed $45,000,000; provided Buyer shall have the right, upon written notice to Seller, from time to time, to reduce the Second Lien Sub-Limit to an amount not less than 15% of the then aggregate outstanding Purchase Price of the Transactions.

“Security Agreement” shall mean with respect to any Mortgage Loan, any contract, instrument or other document related to security for repayment thereof (other than the related Mortgage and Mortgage Note), executed by the Mortgagor and/or others in connection with such Mortgage Loan, including without limitation, any security agreement, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

“Seller” shall mean, collectively, Encore, ECC, Bravo or ConquistAmerica and their respective successors in interest.

“Seller Asset Schedule” shall have the meaning assigned thereto in the Custodial and Disbursement Agreement.

“Seller-Related Obligations” shall mean any obligations, representations, warranties and covenants of any of Encore, ECC, Bravo or ConquistAmerica hereunder and under any other arrangement between any of Encore, ECC, Bravo or ConquistAmerica or an Affiliate of any of Encore, ECC , Bravo or ConquistAmerica (other than any of the Sprint Parties) on the one hand and Buyer or an Affiliate of Buyer on the other hand.

“Servicer” shall have the meaning specified in Section 24.

“Servicer Account” shall mean any account established by Servicer in connection with the servicing of the Mortgage Loans.

“Servicer Notice” shall mean the notice from Seller to Servicer, substantially in the form of Exhibit VII attached hereto.

“Servicing Agreement” shall have the meaning specified in Section 24.

“Servicing File” shall have with respect to each Mortgage Loan, the file retained by Seller consisting of originals of all documents in the Mortgage File which are not delivered to a Custodian and copies of all documents in the Mortgage File set forth in Section 2 of the Custodial and Disbursement Agreement.

“Servicing Records” shall have the meaning specified in Section 24.

“Settlement Agent” shall mean, with respect to any Transaction involving a Wet-Ink Mortgage Loan, a person or entity identified by Seller and approved by Buyer in its sole discretion prior to the Transaction, which person or entity may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated, to which the proceeds of such Transaction are to be wired pursuant to Section 3.

“Side Letter” shall mean the side letter agreement, dated as of February 18, 2005, as amended by the Amended and Restated Side Letter, dated as of February 17, 2006, and the Second Amended and Restated Side Letter, dated as of May 12, 2006, among the Buyer, Encore, ECC, Bravo and ConquistAmerica, as may be further amended from time to time.

“Sprint Parties” shall mean Spring Funding Corporation, as California corporation or SFCHC Inc., a California corporation and their respective Subsidiaries.

“Sub-Limit” shall mean, as applicable, each of the 40/30 Sub-Limit, 90% LTV/CLTV Sub-Limit, the Second Lien Sub-Limit, the Non-Owner Occupied Sub-Limit, the FICO Sub-Limit, the Sub-Prime C Sub-Limit, the Townhouse/Condominium Sub-Limit, the Interest-Only Sub-Limit and the Wet-Ink Sub-Limit. For purpose of determining a violation of a Sub-Limit hereunder, at no time shall the aggregate of the Asset Value of all Mortgage Loans subject to outstanding Transactions hereunder violate any single Sub-Limit.

“Sub-Prime C Mortgage Loan” shall mean an Eligible Asset which is a Sub-Prime Mortgage Loan made to a Mortgagor of “C” or “C-” credit quality (as determined by Seller in accordance with the Underwriting Guidelines), which is secured by a lien on a single-family Residential Dwelling.

“Sub-Prime C Sub-Limit” shall mean, as of any date of determination, an amount not to exceed $15,000,000; provided Buyer shall have the right, upon written notice to Seller, from time to time, to reduce the Sub-Prime C Sub-Limit to an amount not less than 5% of the then aggregate outstanding Purchase Price of the Transactions.

“Sub-Prime D Mortgage Loan” shall mean an Eligible Asset which is a Sub-Prime Mortgage Loan made to a Mortgagor at a time when a notice of default or similar instrument has been recorded and continues to be effective with respect to the related Mortgaged Property.

“Sub-Prime First Mortgage Loan” shall mean an Eligible Asset which is a Sub-Prime Mortgage Loan and a First Lien Mortgage Loan.

“Sub-Prime Mortgage Loan” shall mean an Eligible Asset which is not an Alt-A Mortgage Loan.

“Sub-Prime Second Mortgage Loan” shall mean an Eligible Asset which is a Sub-Prime Mortgage Loan and a Second Lien Mortgage Loan.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” shall mean, with respect to any Person, as of a particular date,

(a) all amounts which would be included under capital on a balance sheet of such Person at such date, determined in accordance with GAAP, less

(b) (i) amounts owing to such Person from Affiliates, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or their respective Affiliates, (ii) intangible assets, (iii) the value of REO Property and Foreclosed Loans, and (iv) “accumulated other comprehensive income or loss”, as reported in accordance with GAAP on such Person’s consolidated statement of shareholder equity.

“Termination Date” shall mean the date which is 364 days from the date hereof, which shall be May 11, 2007, or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law, as may be extended pursuant to Section 3(m).

“Test Period” shall have the meaning specified in Section 11(m).

“Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate consolidated Indebtedness of such Person during such period maintained in accordance with GAAP, less Indebtedness related to securitized loans which remain on such Person’s balance sheet pursuant to FASB 140.

“Townhouse/Condominium Mortgage Loan” shall mean an Eligible Asset secured by a Residential Dwelling which is a unit in a townhouse or condominium project.

“Townhouse/Condominium Sub-Limit” shall mean an amount not to exceed $30,000,000; provided Buyer shall have the right, upon written notice to Seller, from time to time, to reduce the Second Lien Sub-Limit to an amount not less than 10% of the then aggregate outstanding Purchase Price of the Transactions.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Request” shall mean a request from Seller to Buyer, in the form attached as Exhibit I hereto, to enter into a Transaction, which may be delivered via Electronic Transmission.

“True Sale Certification” shall mean a true sale certification in the form of Exhibit VI attached hereto.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming Custodian’s possession of certain Mortgage Files which are held by Custodian for the benefit of Buyer or the registered holder of such trust receipt.

“Underwriting Guidelines” shall mean the underwriting guidelines (which take into account the exception policies and procedures set forth therein) delivered by Seller to Buyer on or prior to the Effective Date and as may be modified or supplemented from time to time thereafter as approved by Buyer in its sole discretion attached hereto as Exhibit II.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection and the priority of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection and the priority.

“Wachovia Facility” shall mean collectively, (a) that Securities Purchase Agreement, dated as of September 1, 2004, among Encore SPV Trust III, Encore, Wachovia Bank, N.A., Everen Capital Corporation, Wachovia Capital Markets, LLC and the other purchasers named therein and (b) that Master Repurchase Agreement, dated as of March 16, 2005, among Encore, ECC and Wachovia Bank, N.A., in both cases as may be amended from time to time, and all other documents or agreements executed in connection therewith, or replacement facilities with substantially similar terms (including, but not limited to, amounts and rates) with financial institutions approved by Buyer.

“Wet-Ink Mortgage Loan” shall mean an Eligible Asset which is sold to Buyer simultaneously with the origination thereof by Seller, which origination is in accordance with the Underwriting Guidelines and is funded in part or in whole with proceeds of the sale of the Eligible Asset to Buyer advanced directly to a Settlement Agent.

“Wet-Ink Sub-Limit” shall mean an amount not to exceed $120,000,000; provided Buyer shall have the right, upon written notice to Seller, from time to time, to reduce the Second Lien Sub-Limit to an amount not less than 40% of the then aggregate outstanding Purchase Price of the Transactions.

3.	INITIATION; TERMINATION

(a)	Conditions Precedent to Initial Transaction. The Effective Date hereof is subject to the satisfaction, immediately prior to or concurrently with such Effective Date, of the condition precedent that Buyer shall have received from Seller any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory in form and substance to Buyer and its counsel:

(1)	The following Repurchase Documents, as well as certain other documents, delivered to Buyer:

(A) Second Amended and Restated Master Repurchase Agreement. This Second Amended and Restated Master Repurchase Agreement duly completed and executed by the parties thereto. In addition, each of Encore, ECC, Bravo or ConquistAmerica shall have taken such other action as Buyer shall have requested in order to perfect the security interests created pursuant to this Agreement, including filing of UCC financing statements in form and substance satisfactory to Buyer;

(B) Second Amendment and Joinder to Custodial and Disbursement Agreement. The Second Amendment and Joinder to Custodial and Disbursement Agreement, duly executed and delivered by each party thereto. In addition, Seller shall have taken such other action as Buyer shall have requested in writing in order to transfer the Purchased Assets pursuant to this Agreement;

(C) Second Amendment and Joinder to Account Agreement. The Second Amendment and Joinder to Account Agreement, duly executed and delivered by each party thereto;

(D) Second Amendment and Joinder to Electronic Tracking Agreement. The Second Amendment and Joinder to Electronic Tracking Agreement, duly executed and delivered by each party thereto;

(E) Amendment and Joinder to Second Amended and Restated Side Letter. The Amendment and Joinder to Second Amended and Restated Side Letter, duly executed and delivered by each party thereto;

(F) Opinions of Counsel. An opinion or opinions of inside and outside counsel to each of Encore, ECC, Bravo and ConquistAmerica, substantially in the form of Exhibit III, or such other forms as shall be acceptable to Buyer;

(G) Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of each of Encore, ECC, Bravo and ConquistAmerica and of all corporate or other authority for each of Encore, ECC, Bravo and ConquistAmerica with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by each of Encore, ECC, Bravo and ConquistAmerica from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from either of Encore, ECC, Bravo and ConquistAmerica as applicable, to the contrary);

(H) Consents and Waivers. Any and all consents and waivers required under the Existing Financing Facilities;

(I) UCC Financing Statements. UCC Financing Statements in form and substance satisfactory to Buyer naming ECC, Bravo and ConquistAmerica as Debtors and Buyer as Secured Party and describing the Purchased Items;

(J) Underwriting Guidelines. A copy of Seller’s current Underwriting Guidelines, as well as a copy of and any material changes to the Underwriting Guidelines made since the Underwriting Guidelines were last delivered to Buyer;

(K) Servicing Agreement(s). Any Servicing Agreement, certified as a true, correct and complete copy of the original, with a letter attached thereto acknowledged by the applicable Servicer directing Servicer to remit all payments on account of the Mortgage Loans that constitute Purchased Assets directly to Buyer upon receipt of notice from Buyer of the occurrence of an Event of Default; and

(L) Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b)	Conditions Precedent to all Transactions. Buyer’s obligation to enter into each Committed Transaction (including the initial Transaction) and, in the event Buyer chooses, in its sole discretion, to enter into an Uncommitted Transaction pursuant to Section 3(c) below, Buyer’s obligation to enter into each Uncommitted Transaction, is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(1)	Seller shall have delivered a Transaction Request via Electronic Transmission in accordance with the procedures set forth in Section 3(c).

(2)	no Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(3)	after giving effect to the requested Transaction, the aggregate outstanding Purchase Price of the Transactions outstanding shall not exceed the Maximum Amount;

(4)	both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in Section 10, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(5)	after giving effect to the requested Transaction, the aggregate outstanding Purchase Price of the Transactions outstanding shall not exceed the Asset Value of all the Purchased Assets subject to outstanding Transactions;

(6)	subject to Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 26, Buyer shall have completed its due diligence review of the Mortgage File for each Purchased Asset, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion;

(7)	with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date which is not serviced by Seller, Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by Seller and Servicer;

(8)	Buyer shall have received, solely to the extent that Buyer previously shall have delivered to Seller a written demand therefor, (A) all reasonable out-of-pocket fees and expenses of counsel to Buyer as contemplated by Section 14(b), and (B) to the extent Seller is required hereunder to reimburse Buyer for such amounts, all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with the entering into of any Transaction hereunder, including, without limitation, costs associated with appraisal review and due diligence recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at Buyer’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(9)	Buyer shall have approved, in its sole discretion, all exceptions to the Underwriting Guidelines;

(10)	to the extent there are any MERS Designated Mortgage Loans, Buyer shall have received from Seller a copy of a fully executed Electronic Tracking Agreement;

(11)	Buyer shall have received from Seller, with respect to MERS Designated Mortgage Loans, a MERS Report reflecting Seller as Investor and no Person named in the Interim Funder field for each such MERS Designated Mortgage Loan;

(12)	none of the following shall have occurred and/or be continuing:

(A) an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(C) there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement;

(13)	with respect to each Eligible Asset that is not a Wet-Ink Mortgage Loan, Buyer shall have received from Custodian on each Purchase Date an Asset Schedule and Exception Report, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day;

(14)	Buyer shall have received from Seller a Warehouse Lender’s Release Letter substantially in the form attached to the Custodial and Disbursement Agreement (or such other form acceptable to Buyer) or a Seller’s Release Letter substantially in the form attached to the Custodial and Disbursement Agreement (or such other form acceptable to Buyer) covering each Eligible Asset to be sold to Buyer;

(15)	prior to the purchase of any Mortgage Loan acquired (by purchase or otherwise) by Seller from any Affiliate of Seller, Buyer shall have received a True Sale Certification;

(16)	with respect to each Eligible Asset that is a Wet-Ink Mortgage Loan, Buyer shall have received an insured closing letter from each Settlement Agent that is not a title insurance company;

(17)	Buyer shall not have determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

(18)	the Effective Date shall have occurred;

(19)	the Repurchase Date for such Transaction is not later than the Termination Date;

(20)	after giving effect to the requested Committed Transaction, the aggregate amount of outstanding Committed Transactions shall not have Purchase Prices in excess of the Maximum Committed Amount; and

(21)	after giving effect to the requested Uncommitted Transaction, the aggregate amount of outstanding Uncommitted Transactions shall not have Purchase Prices in excess of the Maximum Uncommitted Amount.

Each Transaction Request delivered by Seller hereunder shall constitute a certification by Seller that all the conditions set forth in this Section 3(b) have been satisfied (both as of the date of such notice or request and as of the date of such purchase) and shall be deemed to be a request for a Committed Transaction; provided that if after giving effect to the requested Committed Transaction, the aggregate amount of outstanding Committed Transactions shall have Purchase Prices in excess of the Maximum Committed Amount, such latest request shall be deemed a request for an Uncommitted Transaction.

(c)	This Agreement is not a commitment by Buyer to enter into Uncommitted Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Uncommitted Transactions with Seller. Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Uncommitted Transaction pursuant to this Agreement. Seller shall request a Transaction by delivering to Custodian, Disbursement Agent and Buyer via Electronic Transmission a request in the form of Exhibit I attached hereto (a “Transaction Request”) in accordance with the timeframe set forth in Section 3(a) of the Custodial and Disbursement Agreement. Each Transaction Request must be executed by, or sent from the email address of, an Authorized Person. Such Transaction Request shall describe the Purchased Assets in a Seller Asset Schedule and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, (iv) the Pricing Rate applicable to the Transaction, (v) the applicable Purchase Percentages, (vi) the applicable Class or Classes for each Mortgage Loan for which Seller is requesting the Transaction and (vii) additional terms or conditions not inconsistent with this Agreement. A separate Transaction Request shall be required for Transactions involving Correspondent Loans.

With respect to any request for an Uncommitted Transaction, unless otherwise agreed in writing, upon receipt of the Transaction request, Buyer may, in its sole discretion, agree to enter into that portion of the requested Transaction representing a request for an Uncommitted Transaction and such agreement shall be evidenced by a Confirmation to be delivered to Seller on the Purchase Date as described below.

On each Purchase Date, Buyer shall forward to Seller a confirmation (a “Confirmation”) by Electronic Transmission setting forth with respect to each Transaction funded on such date, (1) the mortgage loan number, (2) the Purchase Price for the related Purchased Assets, (3) the Market Value of the related Purchased Assets as of the date of such Confirmation, (4) the outstanding principal amount of such Purchased Assets, (5) the Repurchase Date, (6) the Pricing Rate and (7) the Class designations of such Purchased Assets. Buyer shall forward to Seller a revised Confirmation by Electronic Transmission notifying Seller as to any changes made by Buyer in the Pricing Spread or Purchase Percentage pursuant to the terms hereof.

On each date that all the documents set forth in Section 2(a)(i) of the Custodial and Disbursement Agreement are received by Custodian with respect to any Wet-Ink Mortgage Loan, and Custodian delivers to Buyer a Trust Receipt attaching an Asset Schedule and Exception Report with respect to such Eligible Purchased Assets, Buyer shall forward to Seller a new Confirmation by Electronic Transmission setting forth the following information, updated to reflect the revised Pricing Rate, and, if applicable, Market Value as a result of the conversion of such Purchased Assets, (1) the mortgage loan number, (2) the Purchase Price for such Purchased Assets, (3) the Market Value of such related Purchased Assets, (4) the outstanding principal amount of such Purchased Assets, (5) the Repurchase Date, (6) the Pricing Rate and (7) the Class designations of such Purchased Assets.

In the event Seller disagrees with any terms of the Confirmation, Seller shall notify Buyer in writing of such disagreement within one (1) Business Day after receipt of such Confirmation unless a corrected Confirmation is sent by Buyer. An objection sent by Seller must state specifically that it is an objection, must specify the provision(s) being objected to by Seller, must set forth such provision(s) in the manner that Seller believes they should be stated, and must be received by Buyer no more than one (1) Business Day after the Confirmation was received by Seller.

(d)	Any Confirmation by Buyer shall be deemed to have been received by Seller on the date actually received by Seller.

(e)	Except as set forth in Section 3(c), each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, and Seller’s acceptance of the related proceeds shall constitute Seller’s agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement.

(f)	On the Repurchase Date or other applicable date provided in this Agreement, termination of a Transaction will be effected by transfer to Seller or its designee of the related Purchased Assets against the simultaneous transfer to Buyer of the Repurchase Price for such Purchased Assets; provided, however, that any Income in respect thereof received by Buyer, including, for the avoidance of doubt, any amounts deposited into the Collection Account, not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 shall be netted against the amount otherwise payable to Buyer in respect of the Repurchase Price. To the extent a net amount is owed to one party in connection with such termination, the other party shall pay such amount to such party. Seller is obligated to obtain the related Mortgage Files from Buyer or its designee (including Custodian) at Seller’s expense on the Repurchase Date. For the avoidance of doubt, upon termination of a Transaction of the Mortgage Loans that were formerly subject to the Transaction shall not longer constitute Purchased Assets under this Agreement or any of the other Repurchase Documents.

Any payment made by Seller to repurchase Purchased Assets shall be first applied to repurchase Purchased Assets under Uncommitted Transactions until all outstanding Uncommitted Transactions have been terminated; it being understood that it is the intention of the parties hereto that at no time shall there be any outstanding Uncommitted Transactions when the aggregate amount of the Purchase Price with respect to all outstanding Committed Transactions is less than the Maximum Committed Amount.

(g)	Subject to the terms and conditions of this Agreement, during the term of this Agreement Seller may sell to Buyer and repurchase from Buyer Eligible Assets hereunder.

(h)	In no event shall a Transaction be entered into when any Default or Event of Default has occurred and is continuing or when the Repurchase Date for such Transaction would be later than the Termination Date.

(i)	With respect to each Eligible Asset that is not a Wet-Ink Mortgage Loan, Seller shall deliver to Custodian the Mortgage File pertaining to each Eligible Asset to be purchased by Buyer no later than the time set forth in the Custodial and Disbursement Agreement.

(j)	With respect to each Eligible Asset that is not a Wet-Ink Mortgage Loan, pursuant to the Custodial and Disbursement Agreement, Custodian shall deliver to Buyer and Seller an Asset Schedule and Exception Report with respect to the Eligible Assets which Seller has requested Buyer purchase on such Purchase Date, and no later than 5 p.m., New York City time, on each Purchase Date, Custodian shall deliver to Buyer a Trust Receipt in respect of all such Eligible Assets purchased by Buyer on such Purchase Date. Subject to the provisions of this Section 3 and Section 11 of the Custodial and Disbursement Agreement, the Purchase Price for each Eligible Asset that is not a Wet-Ink Mortgage Loan will be made available to Seller by Disbursement Agent transferring, the aggregate amount of such Purchase Price in accordance with the Custodial and Disbursement Agreement.

(k)	With respect to each Eligible Asset that is a Wet-Ink Mortgage Loan, upon the written request of Buyer, Seller shall send or shall cause the Settlement Agent to send Custodian a facsimile of the associated Escrow Instruction Letter. Subject to the provisions of this Section 3 and Section 11 of the Custodial and Disbursement Agreement, the Purchase Price for each Eligible Asset which is a Wet-Ink Mortgage Loan will then be made available to Seller by Disbursement Agent transferring the aggregate amount of such Purchase Price in accordance with the Custodial and Disbursement Agreement. Seller shall deliver the Mortgage File related thereto and the original Escrow Instruction Letter to Custodian, for receipt by Custodian no later than eight (8) Business Days following the Purchase Date.

(l)	Seller may repurchase Purchased Assets without penalty or premium, but subject to the last sentence of this Section 3(l), on any date. The Repurchase Price payable for the repurchase of any such Purchased Asset shall be reduced as provided in Section 5(d). If Seller intends to make such a repurchase, Seller shall give one (1) Business Day’s prior written notice thereof to Buyer, designating the Purchased Assets to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Assets. The amount of the original Purchase Price of the Purchased Assets thus repurchased shall be available for subsequent Transactions subject to the terms of this Agreement. If any Purchased Asset is repurchased on any date other than the Repurchase Date for such Transaction, Seller shall pay to Buyer any amount determined by Buyer, in its sole discretion exercised in good faith, as necessary to compensate Buyer for any additional losses, costs or expenses which it may reasonably incur as a result of such repurchase, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Buyer to fund or maintain such Transaction.

(m)	At the request of Seller made at least 90 days, but in no event earlier than 360 days, prior to the then current Termination Date, Buyer may in its sole discretion extend the Termination Date for a period of 364 additional days or such other period to be determined by Buyer in its sole discretion by giving written notice of such extension to Seller no later than sixty (60) days after Buyer’s receipt of Seller’s request. Any failure by Buyer to deliver such notice of extension shall be deemed to be Buyer’s determination not to extend the then current Termination Date.

(n)	[Reserved]

(o)	[Reserved]

(p)	Seller agrees to pay Buyer on or prior to the effective date in connection with any renewal or extension hereof the Commitment Fee, such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the account set forth in Section 8(a).

(q)	On any day on which the Margin Base exceeds the aggregate outstanding Purchase Price of all Transactions, so long as no Default or Event of Default has occurred and is continuing:

(1)	Seller may prepare a Request for Additional Transactions for Excess Margin in the form of Exhibit VIII attached hereto (“Request for Additional Transactions for Excess Margin”), (A) specifying (i) the increase in Purchase Price for all outstanding Transactions and the requested Purchase Date, (ii) the Excess Margin with respect to all outstanding Transactions before giving effect to the requested Transaction, (iii) the remaining Excess Margin after giving effect to the requested Transaction, and (iv) the aggregate outstanding Purchase Price of the Transactions after giving effect to the requested Transaction, and (B) including a certification that, upon the consummation of the additional Transactions, the Margin Base will be equal to or greater than the aggregate outstanding Purchase Price of all Transactions, and the excess of the Margin Base over the aggregate outstanding Purchase Price, after giving effect to the Transaction, shall be the “Excess Margin.”

(2)	Seller shall transmit via Electronic Transmission the Request for Additional Transactions for Excess Margin to Disbursement Agent and Buyer prior to 12:00 noon, New York City time, on the requested Purchase Date. Upon confirming that the Request for Additional Transactions for Excess Margin correctly reflects the information set forth in Section 3(q)(1) and that, after giving effect to the requested Transaction, the amount of the Margin Base would be equal to or greater than the aggregate outstanding Purchase Prices of all Transactions, Buyer shall remit or cause Disbursement Agent to remit the additional Purchase Price in the amount set forth in such Request for Additional Transactions for Excess Margin and send a revised Confirmation with respect to such Purchased Assets. Buyer shall allocate such additional Purchase Price among the Purchased Assets subject to outstanding Transactions as Buyer shall determine in its sole discretion, exercised in good faith. In the event that Buyer’s assessment of the Margin Base would alter the information set forth in any Request for Additional Transactions for Excess Margin, Buyer shall promptly notify Seller in writing of such assessment.

(3)	Buyer shall not be obligated to remit or cause Disbursement Agent to remit the additional Purchase Price requested pursuant to a Request for Additional Transactions for Excess Margin which (i) Buyer reasonably determines is based on erroneous information or would result in a Transaction other than in accordance with the terms of this Agreement, or (ii) does not reflect Buyer’s current determination of Market Value as provided in the definition thereof.

4.	MARGIN AMOUNT MAINTENANCE

(a)	If at any time the Margin Base is less than the aggregate Purchase Price for all outstanding Transactions (a “Margin Deficit”), as determined by Buyer in Buyer’s sole discretion exercised in good faith, then Buyer may by notice to Seller (as such notice is more particularly set forth below, a “Margin Deficit Notice”) require Seller to transfer to Buyer or its designee (including Custodian) cash to be applied to reduce the Purchase Price with respect to all outstanding Transactions such that the Margin Base of the Purchased Assets will thereupon equal or exceed the aggregate Purchase Price for all outstanding Transactions. If Buyer delivers a Margin Deficit Notice to Seller on or prior to 10 a.m., New York City time, on any Business Day, then Seller shall transfer such cash to Buyer no later than 4 p.m. New York City time, on such Business Day. In the event Buyer delivers a Margin Deficit Notice to Seller after 10 a.m., New York City time, on any Business Day, Seller shall be required to transfer such cash no later than 4 p.m., New York City time, on the subsequent Business Day. All cash transferred to Buyer pursuant to this Section 4(a) shall be deposited in the account set forth in Section 8(a) hereof. Buyer shall allocate such cash to the Purchase Prices relating to the Purchased Assets subject to outstanding Transactions as Buyer shall determine in its sole discretion, exercised in good faith.

(b)	Buyer’s election, in its sole discretion, not to deliver a Margin Deficit Notice at any time there is a Margin Deficit shall not in any way limit or impair its right to deliver a Margin Deficit Notice at any time a Margin Deficit exists.

(c)	Buyer shall offset against the Repurchase Price of each such Transaction all cash actually received by Buyer for such Transaction pursuant to Section 4(a) as of the applicable Repurchase Date. For the avoidance of doubt, funds deposited in the account specified in Section 8(a) shall be treated as actually received by Buyer for all purposes of this Agreement.

5.	INCOME PAYMENTS

(a)	Where a particular Transaction’s term extends over an Income payment date on the Purchased Assets subject to that Transaction such Income shall be the property of Buyer except as otherwise provided herein. Buyer agrees that until a Default or an Event of Default has occurred and Buyer otherwise directs as contemplated in each Servicer Notice, each Servicer that is not Seller shall be permitted to continue to collect, deposit, retain and remit Income in accordance with the related Servicing Agreement. In the event that Seller is the servicer of any Purchased Assets, Buyer agrees that until a Default or an Event of Default has occurred, Seller shall be permitted to continue to collect, deposit, remit or retain Income with respect to such Purchased Assets in accordance with its current existing business practice. Upon notice of a Default or an Event of Default to Seller hereunder or to Servicer pursuant to a Servicer Notice, Seller shall, and pursuant to the Servicer Notice, Servicer shall be required to, deposit promptly all Income in a deposit account (the title of which shall indicate that the funds therein are being held in trust for Buyer) (the “Collection Account”) with the Bank and which is subject to the Account Agreement. All funds in the Collection Account may be withdrawn by Buyer and (subject to the other provisions of this Agreement) applied as determined by Buyer. Seller may not give any instruction with respect to the Collection Account after the occurrence and during the continuance of a Default or an Event of Default.

(b)	Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets (other than for tax purposes, as set forth in Section 25(e)), Seller shall pay to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer) of each Transaction through but not including the Payment Calculation Date (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date. Buyer shall deliver to Seller, via Electronic Transmission, notice of the required Periodic Advance Repurchase Payment on or prior to the second Business Day preceding each Payment Date. If Seller fails to make all or part of the Periodic Advance Repurchase Payment by 5:00 p.m., New York City time, on the Payment Date, Seller shall be obligated to pay to Buyer (in addition to, and together with, the Periodic Advance Repurchase Payment) interest on the unpaid amount of the Periodic Advance Repurchase Payment at a rate per annum equal to the Post-Default Rate (the “Late Payment Fee”) until the overdue Periodic Advance Repurchase Payment is received in full by Buyer.

(c)	Seller shall hold or cause to be held for the benefit of, and in trust for, Buyer all Income received by or on behalf of Seller with respect to such Purchased Assets. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of Seller, any affiliate of Seller or the applicable Servicer except as expressly permitted above in this Section 5. Funds deposited in the Collection Account during any month shall be held therein, in trust for Buyer.

(d)	Buyer shall offset against the Repurchase Price of each such Transaction all Income and Periodic Advance Repurchase Payments actually received by Buyer for such Transaction pursuant to Sections 5(a) and 5(b) as of the applicable Repurchase Date, respectively, excluding any Late Payment Fees paid pursuant to Section 5(b); it being understood that the Late Payment Fees are properties of Buyer that are not subject to offset against the Repurchase Price.

(e)	For the avoidance of doubt, funds deposited in the Collection Account by or on behalf of Seller shall be treated as actually received by Buyer for all purposes hereunder.

6.	REQUIREMENTS OF LAW

(a)	If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(1)	shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Transaction (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;

(2)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Eurodollar Rate hereunder;

(3)	shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable.

(b)	If Buyer shall have reasonably determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.

(c)	Any payments made by Seller to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if Seller shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then Seller shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time the Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have been received had such tax not been imposed.

(d)	If Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 6(d) submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

7.	SECURITY INTEREST

(a)	Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”: all Purchased Assets, all rights under each Purchase Agreement (but not the obligations thereunder) with respect to each Purchased Asset, all rights under each Interest Rate Protection Agreement with respect to each Purchased Asset, all Mortgage Files, including without limitation all promissory notes, with respect to each Purchased Asset, all Servicing Records relating to each Purchased Asset, all Servicing Agreements relating to each Purchased Asset and any other collateral pledged hereunder or otherwise relating to such Purchased Assets, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, all rights under any mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to each Purchased Asset, all servicing fees to which such Seller is entitled and servicing and other rights relating to each Purchased Asset, all Servicer Accounts established pursuant to any Servicing Agreement and all amounts on deposit therein (but solely to the extent that such Servicer Accounts and amounts on deposit therein relate to any Purchased Asset), from time to time with respect to each Purchased Asset, all rights under any Purchase Agreements or other agreements or contracts relating to, constituting, or otherwise governing, any or all of the foregoing to the extent they relate to the Purchased Assets including the right to receive principal and interest payments with respect to the Purchased Assets and the right to enforce such payments, the Collection Account and all monies from time to time on deposit in the Collection Account, all “general intangibles”, “accounts”, “chattel paper”, “instruments”, “deposit accounts” and “investment property” as defined in the Uniform Commercial Code as in effect from time to time relating to or constituting any and all of the foregoing, and any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(b)	Except as otherwise described in Section 25(e), Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller’s obligations to Buyer hereunder and the Transactions entered into hereunder (“Repurchase Obligations”) and the Seller-Related Obligations, each of Encore, ECC, Bravo and ConquistAmerica hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Assets and the other Purchased Items to Buyer to secure the Repurchase Obligations and the Seller-Related Obligations, including without limitation the repayment of all amounts owing to Buyer hereunder. The assignment, pledge and grant of security interest contained herein shall be, and each of Encore, ECC, Bravo and ConquistAmerica hereby represents and warrants to Buyer that it is, a first priority perfected security interest. Each of Encore, ECC, Bravo and ConquistAmerica agrees to mark its computer records and tapes to evidence the interests granted to Buyer hereunder. All Purchased Items shall secure the payment of all obligations of Seller now or hereafter existing under this Agreement, including, without limitation, Seller’s obligation to repurchase Purchased Assets, or if such obligation is so recharacterized as a loan, to repay such loan, for the Repurchase Price and to pay any and all other amounts owing to Buyer hereunder.

(c)	Pursuant to the Custodial and Disbursement Agreement, Custodian shall hold the Mortgage Files as exclusive bailee and agent for Buyer pursuant to the terms of the Custodial and Disbursement Agreement and shall deliver to Buyer Trust Receipts each to the effect that Custodian has reviewed such Mortgage Files in the manner and to the extent required by the Custodial and Disbursement Agreement and identifying any deficiencies in such Mortgage Files as so reviewed.

(d)	Upon repayment in full of the Repurchase Price with respect a Purchased Asset to the extent the Purchased Asset is no longer included in the Margin Base, (i) all right title and interest of Buyer in such Purchased Asset shall be deemed sold, assigned, transferred and conveyed to Seller, and Seller shall be come the owner of such right, title and interest with respect to such Purchased Asset and any related Purchased Item, to the extent such Purchased Item does not related to any other Purchased Asset, other than Income that has been actually received by Buyer with respect to such Purchased Asset and (ii) each of Buyer and its designee (including Custodian) shall be deemed to have terminated any interest, including any security interest or other Lien, that Buyer or its designee (including Custodian) may have in such Purchased Asset and any related Purchased Items. Buyer shall direct Custodian to release such Purchased Asset and any related Purchased Items within Custodian’s possession, custody or control to Seller in accordance with the Custodial and Disbursement Agreement.

8.	PAYMENT, TRANSFER AND CUSTODY

(a)	Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer; Account No. GLA 111569, account name SER, Bank of New York, ABA No. 021000018, Attn: Eric Seyffer, not later than 5 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b)	On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer or its designee (including Custodian) against the simultaneous transfer of the Purchase Price as set forth in Section 11 of the Custodial and Disbursement Agreement not later than 6 p.m., New York City time, simultaneously with the delivery to Custodian of the Purchased Assets relating to each Transaction. Each of Encore, ECC, Bravo and ConquistAmerica hereby sells, transfers, conveys and assigns to Buyer or its designee (including Custodian) without recourse, but subject to the terms of this Agreement, all the right, title and interest of each of Encore, ECC, Bravo and ConquistAmerica, as applicable, in and to the Purchased Assets together with all right, title and interest of Seller in and to the proceeds of any related Purchased Items.

(c)	In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, Seller shall deliver or cause to be delivered and released to Buyer or its designee (including Custodian) (i) the Custodial Identification Certificate and (ii) the documents identified in the Custodial and Disbursement Agreement.

(d)	Each Mortgage File relating to a Purchased Asset that is not delivered to Buyer or its designee (including Custodian) is and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Mortgage File and the originals of the Mortgage File not delivered to Buyer or its designee (including Custodian). The possession of the Mortgage File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. Each Mortgage File retained or held by Seller or its designee shall be segregated on Seller’s books and records from the other assets of Seller or its designee and the books and records of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee shall release its custody of the Mortgage File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by Seller.

9.	HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

Title to all Purchased Assets and the proceeds of any related Purchased Items shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets and the proceeds of any related Purchased Items. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets and (and to the extent of Buyer’s interest therein) any related Purchased Items or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets and (and to the extent of Buyer’s interest therein) any related Purchased Items, all on terms that Buyer may determine in its sole discretion; provided, however, that upon termination of a Transaction in accordance with the provisions of this Agreement, the related purchased Assets and other Purchased Items shall be free and clear of any security interests and other Liens created by Buyer. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets and other Purchased Items delivered to Buyer by Seller.

10.	SELLER REPRESENTATIONS

Each of Encore, ECC, Bravo and ConquistAmerica on behalf of itself and on behalf of each other, represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

(a)	Acting as Principal. Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal);

(b)	Solvency. Neither the Repurchase Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any of Encore’s, ECC’s, Bravo’s or ConquistAmerica’s creditors. None of Encore, ECC, Bravo nor ConquistAmerica is insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (i) will not cause Encore, ECC, Bravo or ConquistAmerica to become insolvent, (ii) will not result in Encore, ECC, Bravo or ConquistAmerica having unreasonably small capital, and (iii) will not result in debts that would be beyond Encore’s, ECC’s, Bravo’s or ConquistAmerica’s, as applicable, ability to pay as the same mature. Each of Encore, ECC, Bravo and ConquistAmerica has received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and Purchased Items subject hereto;

(c)	No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement;

(d)	Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents applicable to it to which it is a party;

(e)	No Defaults. No Default or Event of Default has occurred and is continuing hereunder;

(f)	Legal Name; Existence; Organizational Identification Number. Encore’s exact legal name is, and for the immediately preceding four months has been, Encore Credit Corp., ECC’s exact legal name is, and for the immediately preceding four months has been, ECC Capital Corporation, Bravo’s exact legal name is, and for the immediately preceding four months has been, Bravo Credit Corporation and ConquistAmerica’s exact legal name is, and for the immediately preceding four months has been, ConquistAmerica, Inc. Encore is, and for the immediately preceding one year has been, a corporation duly and exclusively organized, validly existing and in good standing under the laws of the state of California, ECC is, and for the immediately preceding one year (or such shorter time as it has been in existence) has been, a corporation duly and exclusively organized, validly existing and in good standing under the laws of the state of Maryland, Bravo is, and for the immediately preceding one year (or such shorter time as it has been in existence) has been, a corporation duly and exclusively organized, validly existing and in good standing under the laws of the state of California and ConquistAmerica is, and for the immediately preceding one year (or such shorter time as it has been in existence) has been, a corporation duly and exclusively organized, validly existing and in good standing under the laws of the state of California. Each of Encore, ECC, Bravo and ConquistAmerica has (i) all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (ii) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify could not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect. Encore’s organizational identification number assigned by the state of California is C2363051, ECC’s organizational identification number assigned by the state of Maryland is MDD07880099, Bravo’s organizational identification number assigned by the state of California is CAC2643149 and ConquistAmerica’s organizational identification number assigned by the state of California is C2758222.

(g)	Financial Condition. Seller has heretofore furnished to Buyer a copy of (a) Encore’s consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income and retained earnings and of cash flows for Encore and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year and each audited by and with the unqualified opinion thereon of Grant Thornton. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial position of Encore and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2005, there has been no material adverse change in the consolidated business, operations or financial condition of Encore and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements.

(h)	Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting any of Encore, ECC, Bravo or ConquistAmerica or any of their respective Subsidiaries or affecting any of the Property of any of them before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $2,000,000 other than as set forth in the most recent monthly compliance report in the form of Exhibit IX attached hereto, or (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect.

(i)	No Breach. Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated to be entered into by Seller in compliance with the terms and provisions thereof will conflict with or result in a breach of the organizational documents of Encore, ECC, Bravo or ConquistAmerica, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any Servicing Agreement or other material agreement or instrument to which Encore, ECC, Bravo or ConquistAmerica or any of their respective Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to the Repurchase Documents) upon any Property of Encore, ECC, Bravo or ConquistAmerica, or any of their respective Subsidiaries pursuant to the terms of any such agreement or instrument.

(j)	Action. Each of Encore, ECC, Bravo and ConquistAmerica has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents, to which it is a party, as applicable; the execution, delivery and performance by Encore, ECC, Bravo or ConquistAmerica of each of the Repurchase Documents have been duly authorized by all necessary corporate or other action on its part; and each Repurchase Document to which it is a party has been duly and validly executed and delivered by Encore, ECC, Bravo or ConquistAmerica, as applicable, and constitutes a legal, valid and binding obligation of Encore, ECC, Bravo or ConquistAmerica, as applicable, enforceable against Encore, ECC, Bravo or ConquistAmerica, as applicable, in accordance with its terms.

(k)	Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by any of Encore, ECC, Bravo or ConquistAmerica, as applicable, of the Repurchase Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to the Repurchase Documents and such authorizations, approvals consents, filings, or registrations as have previously been made or obtained.

(l)	Margin Regulations. Neither any Transaction hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X.

(m)	Taxes. Each of Encore, ECC, Bravo and ConquistAmerica and their respective Subsidiaries have filed all federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by it or any of its Subsidiaries, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Encore, ECC, Bravo, ConquistAmerica and their respective Subsidiaries in respect of taxes and other governmental charges are, in the opinion of each of Encore, ECC, Bravo and ConquistAmerica, as applicable, adequate.

(n)	Investment Company Act. None of Encore, ECC, Bravo, ConquistAmerica nor any of their respective Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(o)	Purchased Assets.

(1)	None of Encore, ECC, Bravo nor ConquistAmerica has assigned, pledged, or otherwise conveyed or encumbered any Purchased Assets to any other Person other than Encore, ECC, Bravo or ConquistAmerica, except for assignments, pledges, conveyances and encumbrances to be released prior to or simultaneously with the sale to Buyer hereunder, and immediately prior to the sale of such Purchased Assets to Buyer, Encore, ECC, Bravo or ConquistAmerica, as applicable, was the sole legal and beneficial owner of such Purchased Assets and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder. No Purchased Asset sold to Buyer hereunder was acquired (by purchase or otherwise) by Encore, ECC, Bravo or ConquistAmerica from an Affiliate of Encore, ECC, Bravo or ConquistAmerica (other than the other) unless a True Sale Certification has been delivered to Buyer, unless such transaction (1) is not otherwise expressly prohibited under this Agreement, (2) was upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate and (3) was a sale or contribution to capital that would not be recharacterized as a financing in the event of a bankruptcy, insolvency or other similar proceeding.

(2)	The provisions of this Agreement are effective, to the extent complied with, either to constitute a sale to Buyer of all right, title and interest of seller in and to the Purchased Assets and the proceeds of the related Purchased Items to Buyer or to create in favor of Buyer a valid and fully perfected first priority security interest in all right, title and interest of each of Encore, ECC, Bravo and ConquistAmerica in, to and under the Purchased Items.

(3)	Upon receipt by Seller of the Purchase Price for a Purchased Assets and receipt by Custodian of the Mortgage Note relating to the Purchased Asset endorsed in blank by a duly authorized officer of Encore, ECC, Bravo or ConquistAmerica, as applicable, either a purchase of the Mortgage Note shall have been completed by Buyer or Buyer shall have a valid and fully perfected first-priority security interest in the Mortgage Note and the related Mortgage.

(4)	Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party”, Encore, ECC, Bravo and ConquistAmerica as “Debtor” and describing the Purchased Items, in the jurisdictions and recording offices listed on Exhibit IV attached hereto, the security interests granted hereunder in the Purchased Items will constitute valid and fully perfected security interests under the Uniform Commercial Code in all right, title and interest of Encore, ECC, Bravo and ConquistAmerica in, to and under such Purchased Items, which can be perfected by filing under the Uniform Commercial Code.

(5)	Upon execution and delivery of the Account Agreement by all parties thereto, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in the Collection Account.

(6)	With respect to each Purchased Asset, each of the representations and warranties on Schedule 1 is true and correct.

(p)	Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes and records related to the Purchased Items is its chief executive office.

(q)	Hedging Strategies. (1) Seller shall hedge all Purchased Assets in accordance with the Hedging Strategy. Seller shall not make any material change to its Hedging Strategy without the prior written consent of Buyer, which shall be deemed given if written notice to the contrary, including the reason(s) therefor, is not received by Seller within five (5) Business Days following Seller’s written notice to Buyer, confirmed via telephone, of any such change, and Seller shall review the Hedging Strategy periodically to confirm that they are being complied with in all material respects and are adequate to meet Seller’s business objectives. (2) In the event Seller makes any amendment or modification to the Hedging Strategy, Seller shall within 30 days of such amendment or modification deliver to Buyer a complete copy of the amended or modified Hedging Strategy. Additionally, Buyer may in its reasonable discretion request a current copy of its Hedging Strategy at any time.

(r)	Servicing Agreements. Seller has delivered to Buyer copies of all Servicing Agreements with respect to the Purchased Assets and no material default or event of default exists thereunder.

(s)	Existing Financing Facilities. All credit facilities, repurchase facilities or substantially similar facilities of Seller which are presently in effect are listed under the definition of “Existing Financing Facilities” and no defaults (which default has not been waived by the lender under such Existing Financing Facility) or events of default exist thereunder. The financial covenants hereunder are at least equal to those Seller makes under each of the Existing Financing Facilities. Seller shall give Buyer prior notification if any amendment to any financial covenant in any Existing Financing Facility increases the obligations or requirements of Seller thereunder, and such changed financial covenant shall, with no further action of Seller or Buyer, automatically become a part hereof and be incorporated herein upon the effectiveness of such amendment in the other Existing Financing Facility.

(t)	True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Encore, ECC, Bravo or ConquistAmerica to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto (other than with respect to the Purchased Assets), when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each of Encore, ECC, Bravo or ConquistAmerica to Buyer in connection with this Agreement and the other Repurchase Documents and the transactions contemplated hereby (other than with respect to the Purchased Assets) and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of any of Encore, ECC, Bravo or ConquistAmerica, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(u)	ERISA. Each Plan to which Encore, ECC, Bravo, ConquistAmerica or any of their respective Subsidiaries make direct contributions, and, to the knowledge of Encore, ECC, Bravo and ConquistAmerica, as applicable, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which Encore, ECC, Bravo or ConquistAmerica as applicable, would be under an obligation to furnish a report to Buyer under Section 11(a)(4).

(v)	No Reliance. Each of Encore, ECC, Bravo or ConquistAmerica has made its own independent decisions to enter into the Repurchase Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. None of Encore, ECC, Bravo nor ConquistAmerica is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(w)	Compliance with Anti-Money Laundering Laws. Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); Seller has established an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(x)	Other Security Agreements. Seller has not become bound under Section 9-203(d) of the UCC by a Security Agreement previously entered into by another Person.

(y)	REIT. ECC has not engaged in any material “prohibited transaction” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code, which would cause ECC to be subject to a tax equal to 100% of the net income derived from such prohibited transaction in excess of $2,000,000. Commencing with its taxable year ending December 31, 2005, ECC will be entitled to a dividends paid deduction as described in Section 857(b)(2)(B) of the Code with respect to applicable dividends paid or deemed paid by it with respect to each tax year for which it claims such a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service.

11.	COVENANTS OF SELLER

On and as of the date of this Agreement and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, each of Encore, ECC, Bravo and ConquistAmerica, on behalf of itself and on behalf of each other, Seller covenants that:

(a)	Financial Statements. Seller shall deliver to Buyer:

(1)	as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, the unaudited consolidated balance sheets of ECC and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for ECC and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of ECC, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of ECC and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(2)	as soon as available and in any event within ninety (90) days after the end of each fiscal year of ECC, the consolidated balance sheets of ECC and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for ECC and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of ECC and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(3)	from time to time such other information regarding the financial condition, operations, or business of Seller as Buyer may reasonably request; and

(4)	as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of Seller knows, or with respect to any Plan or Multiemployer Plan to which Seller or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition):

(A) any reportable event, as defined in Section 4043(c) of ERISA or any successor provision thereof and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA or any successor provision thereof, including without limitation the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA or any successor provision thereof, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code or any successor provision thereof); and any request for a waiver under Section 412(d) of the Code or any successor provision thereof for any Plan;

(B) the distribution under Section 4041(c) of ERISA or any successor provision thereof of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;

(C) the institution by PBGC of proceedings under Section 4042 of ERISA or any successor provision thereof for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D) the complete or partial withdrawal from a Multiemployer Plan by Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA or any successor provision thereof (including the obligation to satisfy secondary liability as a result of a purchaser default) that would have a Material Adverse Effect or the receipt by Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or any successor provision thereof or that it intends to terminate or has terminated under Section 4041A of ERISA or any successor provision thereof;

(E) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller or any ERISA Affiliate to enforce Section 515 of ERISA or any successor provision thereof, which proceeding is not dismissed within thirty (30) days; and

(F) the adoption of an amendment to any Plan that would result in the loss of tax-exempt status of the trust of which such Plan is a part if Seller or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA or any successor provision thereof.

ECC will furnish to Buyer, at the time ECC furnishes each set of financial statements pursuant to paragraphs (a)(1) and (a)(2) above, a certificate of a Responsible Officer of ECC to the effect that, to the best of such Responsible Officer’s knowledge, ECC during such fiscal period or year has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Repurchase Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action ECC has taken or proposes to take with respect thereto).

(b)	Litigation. Seller will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting any of Encore, ECC, Bravo or ConquistAmerica or any of their respective Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $2,000,000 other than as set forth in the most recent monthly compliance report in the form of Exhibit IX attached hereto, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

(c)	Existence, etc. Each of Encore, ECC, Bravo and ConquistAmerica shall:

(1)	preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (provided that nothing in this Section 11(c)(1) shall prohibit any transaction expressly permitted under Section 11(d));

(2)	comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws) if failure to comply with such requirements could be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(3)	keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(4)	not (i) cause or permit any change to be made in its name, organizational identification number, identity or corporate structure, each as described in Section 10(f) or (ii) change its jurisdiction of organization, unless it shall have provided Buyer twenty (20) days’ prior written notice of such change and shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder;

(5)	pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(6)	permit representatives of Buyer, upon reasonable notice (unless a Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

(d)	Prohibition of Fundamental Changes. Without Buyer’s consent, none of Encore, ECC, Bravo nor ConquistAmerica shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that any of Encore, ECC, Bravo or ConquistAmerica may merge or consolidate with (i) any wholly owned subsidiary of itself, or (ii) any other Person if Encore, ECC, Bravo or ConquistAmerica, respectively, is the surviving corporation; and provided, further, that if after giving effect thereto, no Default would exist hereunder.

(e)	Margin Deficit. If at any time there exists a Margin Deficit for which Buyer has delivered to Seller a Margin Deficit Notice, Seller shall cure same in accordance with Section 4.

(f)	Notices. Seller shall give notice to Buyer:

(1)	promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(2)	with respect to any Purchased Asset, promptly upon receipt of any principal prepayment (in full or partial) of such Purchased Asset;

(3)	with respect to any Purchased Asset hereunder, promptly upon receipt of notice or knowledge that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the Asset Value of such Purchased Asset;

(4)	promptly upon receipt of notice or knowledge of (i) any material default related to any Purchased Item, (ii) any Lien or security interest on, or claim asserted against, any Purchased Item (other than the Lien created hereby) or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

(5)	promptly upon any material change in the market value of any or all of Encore’s, ECC’s , Bravo’s or ConquistAmerica’s assets which could reasonably be expected to have a Material Adverse Effect;

(6)	no later than ten Business Days after the end of each such month, of all amounts borrowed under the Existing Financing Facilities during such month;

(7)	upon any amendment to the Existing Financing Facilities which is materially adverse to Seller, 20% or greater decrease in the gross amount available to be borrowed thereunder, or any change in custodian or custodial arrangements relating thereto; and

(8)	promptly upon the occurrence of any event of default under the Existing Financing Facilities.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Seller setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

(g)	Reports. Within twenty (20) calendar days of the end of each calendar quarter, Seller shall provide Buyer with a quarterly report, which report shall include, among other items, (i) a summary of such Seller’s delinquency and loss experience with respect to Mortgage Loans serviced by Seller, any Servicer or any designee of either, operating statements and the occupancy status of such Mortgaged Property and other property level information, including internal quality control reports, (ii) with respect to any MERS Designated Mortgage Loan, MERS Reports, plus (iii) any such additional reports as Buyer may reasonably request with respect to Seller or any Servicer’s servicing portfolio or pending originations of Mortgage Loans.

(h)	Underwriting Guidelines. All Eligible Assets will conform with the Underwriting Guidelines. Seller shall not make any material change in the Underwriting Guidelines without the prior written consent of Buyer and shall review the Underwriting Guidelines periodically to confirm that they are being complied with in all material respects and are adequate to meet Seller’s business objectives. In the event Seller makes any amendment or modification to the Underwriting Guidelines, Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

(i)	Transactions with Affiliates. None of Encore, ECC, Bravo or ConquistAmerica shall enter into any transaction with an Affiliate, including without limitation (x) any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (except for (i) the acquisition of equity or stock or warrants of an Affiliate and (ii) the payment of dividends, in either case, in the ordinary course of business, and (iii) the purchase or sale of loans in the ordinary course of business which is a true sale and does not constitute a fraudulent conveyance) unless such transaction is not otherwise expressly prohibited under this Agreement, and is upon fair and reasonable terms no less favorable to Encore, ECC, Bravo or ConquistAmerica than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or (y) make a payment that is not otherwise permitted by this Section 11(i) to any Affiliate. In no event shall Encore, ECC, Bravo or ConquistAmerica transfer to Buyer hereunder any Mortgage Loan acquired by Encore, ECC, Bravo or ConquistAmerica from an Affiliate of Seller (other than Encore, ECC, Bravo or ConquistAmerica) unless a True Sale Certification has been delivered to Buyer prior to such sale.

(j)	Limitation on Liens. Immediately upon notice of a Lien or any circumstance which could give rise to a Lien on the Purchased Items, Seller will defend the Purchased Items against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Purchased Items (other than any security interest created under this Agreement), and Seller will defend the right, title and interest of Buyer in and to any of the Purchased Items against the claims and demands of all persons whomsoever.

(k)	[Reserved].

(l)	Limitation on Distributions. After the occurrence and during the continuation of any Default, Seller shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

(m)	Maintenance of Profitability. Seller shall not permit, for any calendar quarter (each such period, a “Test Period”), Net Income of ECC for such Test Period before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00.

(n)	Maintenance of Tangible Net Worth. Seller shall not permit Tangible Net Worth at any time to be less than an amount equal to 70% of the net proceeds of the initial public offering of ECC stock. In addition, Seller shall maintain an amount of (i) Cash and Cash Equivalents and (ii) available borrowing capacity, determined as the value of collateral pledged at any such time over the outstanding borrowed amount advanced at such time against such collateral under each Existing Financing Facility (taking into account any required overcollateralization) (including, for this purpose, any renewal, extension, substitution or replacement thereof), the sum of which shall equal $30,000,000.

(o)	Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. Seller shall not permit the ratio of Total Indebtedness to Tangible Net Worth at any time to be greater than 16:1.

(p)	Servicer; Servicing Tape. Seller shall provide to Buyer and to Disbursement Agent via Electronic Transmission, a remittance report on a monthly basis by no later than the 12th day of each month (the “Reporting Date”) containing servicing information, including without limitation those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Assets serviced hereunder by Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date (such remittance report, an “Asset Tape”). Seller shall not cause the Purchased Assets to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to both Seller and the Person(s) currently acting as (Servicer(s) of Seller’s Mortgage Loans (including Option One Mortgage Corporation).

(q)	Required Filings. Seller shall promptly provide Buyer with copies of all documents which Encore, ECC,, Bravo, ConquistAmerica or any of their respective Subsidiaries is required to file with any regulatory body in accordance with its regulations other than routine filings in the ordinary course of business with regulatory bodies (other than the Securities and Exchange Commission) which related to obtaining or maintaining licenses to do business or corporate qualifications.

(r)	Remittance of Prepayments. Seller shall remit or cause to be remitted to Buyer, with sufficient detail via Electronic Transmission to enable Buyer to appropriately identify the Purchased Assets to which any amount remitted applies, all full principal prepayments on any Purchased Asset that Seller or Servicer has received no later than five (5) Business Days following the date such prepayment was received.

(s)	Custodial and Disbursement Agreement and Account Agreement. Seller shall maintain each of the Custodial and Disbursement Agreement and Account Agreement in full force and effect and shall not amend or modify either of the Custodial and Disbursement Agreement or the Account Agreement or waive compliance with any provisions thereunder without the prior written consent of Buyer.

(t)	Compliance Report. Seller shall provide Buyer on a quarterly basis within the timeframe as is required for filings with the SEC a compliance report, in the form of Exhibit IX attached hereto, demonstrating therein the calculations Seller utilized to determine its compliance with the financial covenants set forth in clauses (m), (n) and (o) of this Section 11 as of the end of the immediately preceding month. Such compliance report shall be delivered by seller to Buyer in accordance with Section 17 and shall also be delivered by Seller to Buyer at 9 West 57th Street, New York, NY 10019, Attn: Michael Friedman, Telecopier No.: (212) 891-6143, Telephone No.: (212) 891-6261.

(u)	Sub-Limits. Seller shall not sell to Buyer any Eligible Assets if, after giving effect to such Transaction, the aggregate principal balance of all Purchased Assets of a particular Class are in excess of the applicable Sub-Limit as set forth in the definition of “Asset Value”.

(v)	Inconsistent Agreements. Seller will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any agreement containing any provision which would be violated or breached by any Transaction hereunder or by the performance by Seller of its obligations under any Repurchase Document.

(w)	Escrow Imbalance. Seller will, no later than five (5) Business Days after learning (from any source) of any material imbalance in any escrow account, fully and completely correct and eliminate such imbalance including, without limitation, depositing its own funds into such account to eliminate any overdrawal or deficit.

(x)	Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

(y)	Borrowing Capacity of Seller. Seller shall at all times maintain its right to borrow under at least one of the Existing Financing Facilities, on a committed basis, an amount equal to at least the Maximum Amount.

12.	EVENTS OF DEFAULT

If any of the following events (each, an “Event of Default”) occur, Seller and Buyer shall have the rights set forth in Section 13, as applicable:

(a)	Seller shall default in the payment of any Repurchase Price due or any amount under Section 5 when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment) or, in the event Seller has received a Margin Deficit Notice, Seller shall default in the payment of any amounts due pursuant to Section 4 with respect to a Margin Deficit; or

(b)	Seller shall default in the payment of any other amount payable by it hereunder or under any other Repurchase Document after notification by Buyer of such default, and such default shall have continued unremedied for more than five (5) Business Days; or

(c)	any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by Encore, ECC, Bravo or ConquistAmerica or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased Assets furnished in writing by on behalf of Encore, ECC, Bravo or ConquistAmerica shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Asset Value of the Purchased Assets, unless (i) Encore, ECC, Bravo or ConquistAmerica shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(d)	Seller shall fail to comply with the requirements of Section 11(c) through Section 11(f), or Sections 11(g) through 11(s); or except as otherwise set forth in Sections 12(a), 12(b), 12(c), or 12(d), Seller shall fail to observe or perform any other covenant or agreement contained in this Agreement or any other Repurchase Document and such failure to observe or perform shall continue unremedied for a period of 10 Business Days; or

(e)	a final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against Encore, ECC, Bravo, ConquistAmerica or any of their respective Affiliates (other than any of the Sprint Parties) by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof; or

(f)	an Act of Insolvency shall have occurred with respect to Encore, ECC, Bravo, ConquistAmerica or any of their respective Affiliates (other than any of the Sprint Parties); or

(g)	the Custodial and Disbursement Agreement, the Account Agreement or any Repurchase Document shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Encore, ECC, Bravo or ConquistAmerica; or

(h)	Encore, ECC, Bravo or ConquistAmerica shall grant, or suffer to exist, any Lien on any Purchased Item (except any Lien in favor of Buyer); or the Purchased Items shall not have been sold to Buyer free and clear of any Liens in favor of any Person other than Buyer, or the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Purchased Items in favor of Buyer or shall be Liens in favor of any Person other than Buyer; or

(i)	Encore, ECC, Bravo, ConquistAmerica or any of their respective Affiliates (other than any of the Sprint Parties) shall be in default under (i) any Indebtedness of Encore, ECC, Bravo, ConquistAmerica or of such Affiliate (other than any of the Sprint Parties) which default (1) involves the failure to pay a matured obligation in excess of $1,000,000, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness in excess of $1,000,000, (ii) any other contract to which Encore, ECC, Bravo or ConquistAmerica or such Affiliate (other than any of the Sprint Parties) is a party which default (1) involves the failure to pay a matured obligation in excess of $1,000,000, or (2) permits the acceleration of the maturity of obligations in excess of $1,000,000 by any other party to or beneficiary of such contract, or (iii) any Seller-Related Obligation as determined in the sole discretion of Buyer, exercised in good faith; or

(j)	any material adverse change in the Property, business or financial condition of Encore, ECC, Bravo, ConquistAmerica or any of their respective Affiliates (other than any of the Sprint Parties) shall occur, in each case as determined by Buyer in its sole discretion, or any other condition shall exist which, in Buyer’s sole discretion, constitutes a material impairment of Seller’s ability to perform its obligations under this Agreement or any other Repurchase Document; or

(k)	(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any Commonly Controlled Entity shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l)	[Reserved]

(m)	upon any event of default or event which, with the passage of time or expiration of any grace periods, would constitute an event of default under the Existing Financing Facilities that has not been waived by the lenders under such Existing Financing Facilities; or

(n)	if Buyer has purchased MERS Designated Mortgage Loans, the Electronic Tracking Agreement has for whatever reason been terminated or ceases to be in full force and effect and Buyer (or Custodian as its designee) shall not have received an assignment of mortgage with respect to each MERS Designated Mortgage Loan, in blank, in recordable form, but unrecorded; or

(o)	upon any material adverse change in the terms of, or any 20% or more reduction in amounts available to Seller or its Affiliates (other than any of the Sprint Parties), under any of the Existing Financing Facilities; or

(p)	any of the events specified in Section 3(b)(12) have occurred; or

(q)	upon the failure of ECC at any time to continue to be (i) qualified as a REIT and (ii) entitled to a dividends paid deduction as described in Section 857(b)(2)(B) of the Code with respect to applicable dividends paid by it with respect to each taxable year for which it claims such a deduction on its Form 1120 – REIT filed with the United States Internal Revenue Service, or the entering into by ECC of any material “prohibited transactions” as defined in Sections 857(b) and 856(c) of the Code; or

(r)	upon the failure by ECC to satisfy any of the following asset or income tests:

(1)	At the close of each taxable year, at least 75 percent of ECC’s gross income consists of (i) “rents from real property” within the meaning of Section 856(c)(3)(A) of the Code, (ii) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (iv) dividends or other distributions on, and gain (other than gain from “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (v) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code.

(2)	At the close of each taxable year, at least 95 percent of ECC’s gross income consists of (i) the items of income described in paragraph 1 hereof (other than those described in Section 856(c)(3)(I) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (iii) interest and (iv) dividends.

(3)	At the close of each quarter of ECC’s taxable years, at least 75 percent of the value of ECC’s total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of ECC’s operations, but not including receivables purchased from another person), and Government Securities; unless (a) the test described in this paragraph (3) has been satisfied as of the end of the immediately preceding quarter of ECC’s taxable year, (b) such test is not satisfied as the result of the acquisition of a security or property during the current quarter of ECC’s taxable year, (c) ECC delivers within 10 days after the end of the current quarter of ECC’s taxable year to Buyer notice that such test is not satisfied, (d) such test is satisfied within the 30 day period as provided under section 856(c)(4), and (e) an officer of ECC certifies as to such satisfaction within such 30 day period, and provides documentation, reasonably satisfactory to Buyer evidencing such satisfaction. For purposes of the certifications in paragraphs 3 and 4: (i) ECC’s assets will include (x) the assets owned by any qualified REIT subsidiaries within the meaning of Section 856(i) of the Code (“Qualified REIT Subsidiaries”) and any other disregarded entities for U.S. federal income tax purposes in which ECC owns an interest; and (y) ECC’s allocable share (based on ECC’s proportionate capital interest) of the assets owned by any entity treated as a partnership for U.S. federal income tax purposes (a “Partnership”) in which ECC owns an interest; and (ii) ECC’s direct or indirect ownership of the stock of any Qualified REIT Subsidiaries and the equity interests in any disregarded entities or Partnerships shall be disregarded, provided, however, for purposes of the 10% asset test described in 4(iii)(c) below, ECC’s interest in the assets of a Partnership shall be determined in accordance with Section 856(m)(3) of the Code.

(4)	At the close of each quarter of each of ECC’s taxable years, (i) not more than 25 percent of the value of ECC’s total assets will be represented by securities (other than those described in paragraph 3), (ii) not more than 20 percent of the value of ECC’s total assets will be represented by securities of one or more taxable REIT subsidiaries within the meaning of Section 856(i) of the Code (“Taxable REIT Subsidiaries”), and (iii) (a) not more than 5 percent of the value of ECC’s total assets will be represented by securities of any one issuer (other than Government Securities and securities of Taxable REIT Subsidiaries), (b) ECC will not hold securities possessing more than 10 percent of the total voting power of the outstanding securities of any one issuer (other than Government Securities and securities of Taxable REIT Subsidiaries) and (c) ECC will not hold securities having a value of more than 10 percent of total value of the outstanding securities of any one issuer (other than Government Securities, securities of Taxable REIT Subsidiaries and securities described in Section 856(m)(1) of the Code); unless (iv) the tests described in this paragraph (4) have been satisfied as of the end of the immediately preceding quarter of ECC’s taxable year, (v) any of the tests described in this paragraph (4) are not satisfied as the result of the acquisition of a security or property during the current quarter of ECC’s taxable year, (vi) ECC delivers within 10 days after the end of the current quarter of ECC’s taxable year to Buyer notice that such test is not satisfied, (vii) such test is satisfied within the 30 day period as provided under section 856(c)(4), and (viii) an officer of ECC certifies as to such satisfaction within such 30 day period, and provides documentation, reasonably satisfactory to Buyer evidencing such satisfaction.

13.	REMEDIES

(a)	If an Event of Default occurs and is continuing, the following rights and remedies are available to Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

(1)	At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency of Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. Buyer shall (except upon the occurrence of an Act of Insolvency of Seller) give notice to Seller of the exercise of such option as promptly as practicable.

(2)	If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(1) of this Section 13,

(A) (i) Seller’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date, and to pay all other amounts owed by Seller hereunder, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate unpaid Repurchase Prices and any other amounts owed by Seller hereunder, and (iii) Seller shall immediately deliver to Buyer any Purchased Assets subject to such Transactions then in Seller’s possession or control;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price, (x) the Post-Default Rate to (y) the Repurchase Price for such Transaction as of the Repurchase Date (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection (a)(4) of this Section 13, and (iii) any amounts applied to the Repurchase Price pursuant to subsection (a)(4) of this Section 13); and

(C) all Income actually received by Buyer pursuant to Section 5 (excluding any Late Payment Fees paid pursuant to Section 5(b)) shall be applied to the aggregate unpaid Repurchase Price owed by Seller.

(3)	Upon the occurrence of one or more Events of Default, Buyer shall have the right to obtain physical possession of the Servicing Records (subject to the provisions of the Custodial and Disbursement Agreement) and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come in to the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request and Buyer shall have the right to appoint any Person to act as Servicer for the Purchased Assets. Buyer shall be entitled to specific performance of all agreements of Seller contained in the Repurchase Documents.

(4)	At any time on the Business Day following Seller’s receipt of Buyer’s written notice (which notice may be the notice given under subsection (a)(1) of this Section 13), in the event that Seller has not repurchased all Purchased Assets, Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as Buyer may deem satisfactory any or all Purchased Assets subject to outstanding Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of Purchased Assets shall be applied first to the costs and expenses incurred by Buyer in connection with Seller’s default; second to costs of related covering and/or related hedging transactions; third to the aggregate Repurchase Price; and fourth to any other outstanding obligation of Seller to Buyer or its Affiliates under the Repurchase Documents. In connection with any sale pursuant to clause (A) of this subsection (a)(4), Buyer may (i) sell any such Purchased Assets without giving any warranties and (ii) specifically disclaim or modify any warranties of title or the like, and this procedure shall not be considered to adversely effect the commercial reasonableness of any such sale of Purchased Assets.

(5)	Seller agrees that Buyer may obtain an injunction or an order of specific performance to compel Seller to fulfill its obligations as set forth in Section 24, if Seller fails or refuses to perform its obligations as set forth therein.

(6)	Seller shall be liable to Buyer, payable as and when incurred by Buyer, for (A) the amount of all actual out-of-pocket expenses, including legal or other expenses incurred by Buyer in connection with or as a consequence of an Event of Default, and (B) all costs incurred in connection with hedging or covering transactions.

(7)	Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b)	Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence and during the continuance of an Event of Default and, except to the extent provided in subsections (a)(1) and (a)(4) of this Section 13, at any time thereafter during the continuance of such Event of Default without notice to Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c)	Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Items, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length.

(d)	To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this paragraph 13(d) shall be at a rate equal to the Post-Default Rate.

14.	INDEMNIFICATION AND EXPENSES

(a)	Encore, ECC, Bravo and ConquistAmerica, jointly and severally, agree to hold Buyer and its Affiliates and their present and former respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (including out-of-pocket counsel’s fees and disbursements) (collectively, “Costs”), relating to or arising out of this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each of Encore, ECC, Bravo and ConquistAmerica, jointly and severally, agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans that is or at any time was a Purchased Asset relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation the federal Truth in Lending Act and/or the federal Real Estate Settlement Procedures Act, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan that is or at any time was a Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan that is or at any time was a Purchased Asset, each of Encore, ECC, Bravo and ConquistAmerica, jointly and severally, will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Encore, ECC, Bravo or ConquistAmerica of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Encore, ECC, Bravo or ConquistAmerica. Each of Encore, ECC, Bravo and ConquistAmerica, jointly and severally, also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel.

(b)	Encore, ECC, Bravo and ConquistAmerica jointly and severally, agree to pay as and when billed by Buyer all of the out-of-pocket costs and expenses (including legal fees and any costs associated with any upfront due diligence costs, including appraisals) incurred by Buyer in connection with the development, preparation and execution of this Agreement, any other Repurchase Document or any other documents prepared in connection herewith (the “Initial Costs”). Seller agrees to pay as and when billed by Buyer, as part of the Initial Costs, all of the out-of-pocket costs and expenses incurred in connection with any amendment, supplement or modification to this Agreement or any other Repurchase Document or any other document prepared in connection therewith. Seller agrees to pay as and when billed by Buyer all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation all fees, disbursements and expenses of counsel to Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder; provided that the Initial Costs shall not exceed $65,000 without the prior written consent of Seller, which such consent shall not be unreasonably withheld. Subject to the limitations set forth in Section 26, Seller agrees to pay Buyer all the out-of-pocket due diligence, inspection, appraisals, testing and review costs and expenses incurred by Buyer with respect to Mortgage Loans submitted by Seller for purchase under this Agreement, including, but not limited to, those out-of-pocket costs and expenses incurred by Buyer pursuant to Sections 24 and 26.

15.	RECORDING OF COMMUNICATIONS

Buyer and Seller shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions upon notice to the other party of such recording. Buyer and Seller consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings. The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

16.	SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

17.	NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial and Disbursement Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by email, telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by email, telex or telecopy or personally delivered or, in the case of a mailed notice, upon receipt; provided, however, that any notice or other communication which is transmitted, delivered or received other than on a Business Day during normal business hours shall be deemed transmitted, delivered or received on the next succeeding Business Day. For all purposes hereof an Electronic Transmission shall constitute written notice.

18.	ENTIRE AGREEMENT; SEVERABILITY; MODIFICATIONS

This Agreement together with the other Repurchase Documents and the Account Agreement constitute the entire understanding between Buyer and Seller with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets. By acceptance of this Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement. No amendment, modification or release from any provision of this Agreement shall be effective unless in writing and executed by or on behalf of the party or parties to be charged therewith and shall be effective only in the specific instance and for the specific purpose for which given.

19.	NON-ASSIGNABILITY

The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer, and any attempted assignment without such consent shall be null and void; provided that no such consent shall be required with respect to any assignments by operation of law in connection with any mergers or consolidations permitted pursuant to Section 11(d). Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement.

20.	TERMINABILITY

This Agreement may be terminated by either Seller or Buyer upon 30 days written notice to the other party. Notwithstanding the foregoing, this Agreement shall remain applicable to any Transaction then outstanding. Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of Seller under Section 14 shall survive the termination of this Agreement.

21.	GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES.

22.	SUBMISSION TO JURISDICTION; WAIVERS

EACH OF BUYER, ENCORE, ECC, BRAVO AND CONQUISTAMERICA HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)	SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)	CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)	AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED;

(D)	AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(E)	WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER REPURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

23.	NO WAIVERS, ETC.

No failure on the part of Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

24.	SERVICING

(a)	Seller covenants to maintain or cause the servicing of the Purchased Assets to be maintained in conformity with accepted and prudent servicing practices in the industry for the same type of mortgage loans as the Purchased Assets and in a manner at least equal in quality to the servicing Seller provides for mortgage loans which it owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts between Seller and Buyer, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which this Agreement terminates or (iii) the transfer of servicing approved by Buyer.

(b)	If the Purchased Assets are serviced by Seller, Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of the Purchased Assets (the “Servicing Records”). Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including Custodian) at Buyer’s request.

(c)	If the Purchased Assets are serviced by a person or entity other than Seller (such person or entity, “Servicer”), Seller (i) shall, in accordance with Section (3)(b)(7), provide a copy of the servicing agreement to Buyer, which shall be in form and substance acceptable to Buyer (the “Servicing Agreement”), and shall provide a Servicer Notice to Buyer substantially in the form of Exhibit VII hereto, fully executed by Seller and Servicer; and (ii) hereby irrevocably assigns to Buyer and Buyer’s successors and assigns all right, title and interest of Seller in, to and under, and the benefits of, any Servicing Agreement solely with respect to the Purchased Assets and not with respect to any other Mortgage Loans. Seller agrees that no Person shall assume the servicing obligations with respect to the Purchased Assets as successor to the Servicer unless such successor is approved in writing by Buyer prior to such assumption of servicing obligations.

(d)	If the servicer of the Purchased Assets is Seller, upon the occurrence of an Event of Default, Buyer shall have the right to terminate Seller as servicer of the Purchased Assets and transfer servicing to Buyer’s designated Servicer, at no cost or expense to Buyer, at any time thereafter. If the Servicer of the Purchased Assets is not Seller, Buyer shall have the right, as contemplated in the applicable Servicer Notice, upon the occurrence of an Event of Default, to terminate any applicable Servicing Agreement and transfer servicing to Buyer’s designated Servicer, at no cost or expense to Buyer, it being agreed that Seller will pay any and all fees required to terminate such Servicing Agreement and to effectuate the transfer of servicing to Buyer’s designated Servicer, as well as any accrued servicing fees and unreimbursed expenses payable to such Servicer.

(e)	After the Purchase Date, until the repurchase of any Purchased Asset, Seller will have no right to modify or alter the terms of such Purchased Asset if such modification or alternation would materially adversely affect the value of such Purchased Assets and Seller will have no obligation or right to repossess such Purchased Asset or substitute another Mortgage Loan for such Purchased Asset, in each case except as provided in the Custodial and Disbursement Agreement.

(f)	In the event Seller or its Affiliate is servicing the Purchased Assets, Seller shall permit Buyer to inspect Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Seller or its Affiliate, as the case may be, has the ability to service the Purchased Assets as provided in this Agreement.

25.	INTENT

(a)	The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Assets subject to such Transaction would render such definition inapplicable).

(b)	It is understood that either party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)	The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of Purchased Assets subject to such Transaction would render such definition inapplicable).

(d)	It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA or regulations promulgated thereunder).

(e)	Notwithstanding anything to the contrary in this Agreement, each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat the Transaction as indebtedness of Seller that is secured by the Purchased Assets and the Purchased Assets as owned by Seller for federal income tax purposes in the absence of an Event of Default by Seller and the exercise of remedies by Buyer. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

26.	PERIODIC DUE DILIGENCE REVIEW

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets (including without limitation, any Mortgage Loan Seller has requested Buyer purchase hereunder), for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable (but no less than five (5) Business Days) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of Seller and/or Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Seller Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including without limitation ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller. Buyer shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 26 (“Due Diligence Costs”); provided that, (i) in the event that a Default or an Event of Default shall have occurred or (ii) in the event that Buyer shall determine the need to confirm compliance with local, state or federal laws concerning the regulation of predatory lending practices, Seller shall reimburse Buyer for all Due Diligence Costs for any and all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 26.

27.	BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a)	Each of Encore, ECC, Bravo and ConquistAmerica hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, to do the following:

(1)	in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Purchased Items whenever payable;

(2)	to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

(3)	(A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as such Seller might do;

(4)	to direct the actions of Custodian with respect to the Purchased Items under the Custodial and Disbursement Agreement; and

(5)	to execute, from time to time, in connection with any sale provided for in Section 13, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b)	The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and Purchase Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

28.	MISCELLANEOUS

(a)	If there is any conflict between the terms of this Agreement or any Transaction entered into hereunder and the Custodial and Disbursement Agreement, this Agreement shall prevail.

(b)	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

(c)	For purposes of this Agreement, (i) the singular includes the plural and the plural includes the singular, (ii) words importing any gender include the other genders (unless the context clearly indicates otherwise), (iii) the words “and” and “or” are used in the conjunctive or disjunctive as the sense and circumstances may require, (iv) any form of the word “include” shall be deemed to be followed by the words “without limitation,” (v) any reference to the “execution” or “signing” of agreement, instruments, or other documents shall e deemed to include the “authentication” or “records” as such terms are defined in Section 9-102 of the UCC, (vi) the term “good faith” shall have the meaning specified in Section 9-102 of the UCC, (vii) the words “herein,” “hereof” and “hereunder” and other words of similar import referred to this Agreement as a whole and not to any particular section or part of this Agreement, ((viii) the phrase “in and to” shall be deemed to include “under” and “with respect to” whenever appropriate, (ix) a reference to any law, rule or regulation includes an amendment or modification thereto or thereof as well as any replacement therefore, (x) unless the context requires otherwise, references to agreements and other contractual instruments include all amendments, supplements and other modifications thereto, (xi) references herein to sections, schedules and exhibits without further identification of the document to which reference is made are references to provisions or parts of this Agreement, (xii) recitals, schedules and exhibits to this Agreement are an integral part of this Agreement, and (xiii) the captions and headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

(d)	Each party hereby acknowledges that:

(1)	it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Repurchase Documents;

(2)	it has no fiduciary relationship to the other party; and

(3)	no joint venture exists between Buyer and Seller.

29.	CONFIDENTIALITY

Each of Buyer and Seller hereby acknowledges and agrees that all information regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any third party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, or (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iii) in the event of a Default or an Event of Default Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Assets or otherwise to enforce or exercise Buyer’s rights hereunder, (iv) Buyer determines it necessary to disclose such information to its counterparties or agents in connection with Buyer’s rights under Section 9, (v) either party deems it necessary or advisable to disclose the confidential terms to its Representatives provided that such Representatives agree or are under a duty to observe this covenant of confidentiality, or (vi) Seller reasonably determines that it is necessary or advisable to disclose such information to a prospective hedge counterparty in order to obtain any hedge instrument hereunder provided that such hedge counterparties agree or are under a duty to observe this covenant of confidentiality. The provisions set forth in this Section 29 shall survive the termination of this Agreement for a period of one year following such termination. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of the Transactions, any fact relevant to understanding the federal tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Spread, Commitment Fee, Purchase Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the purported or claimed federal income tax treatment of the Transactions and is not relevant to understanding the purported or claimed federal income tax treatment of the Transactions, without the prior written consent of Buyer.

30.	CONFLICTS

In the event of any conflict between the terms of this Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Repurchase Documents shall prevail.

31.	SET-OFF

In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller to Buyer hereunder or otherwise (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all monies and other property of Seller, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any and all other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, and in each case at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

32.	OBLIGATIONS JOINT AND SEVERAL

(a)	Each of Encore, ECC, Bravo and ConquistAmerica hereby acknowledges and agrees that it shall be jointly and severally liable to Buyer for all representations, warranties, covenants, obligations and indemnities of Seller hereunder.

(b)	Each of Encore, ECC, Bravo and ConquistAmerica waives any and all notice of the creation, renewal, extension or accrual of any of the Repurchase Obligations and notice of or proof of reliance by Buyer upon the obligations of such Person set forth herein or acceptance of such obligations by such Person hereunder. Each of Encore, ECC, Bravo and ConquistAmerica waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon each other Seller with respect to the Repurchase Obligations. Each of Encore’s, ECC’s, Bravo’s and ConquistAmerica’s obligations shall be construed as continuing, absolute and unconditional obligations without regard to (i) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Seller against Buyer, or (ii) any other circumstance whatsoever (with or without notice to or knowledge of any Seller) which constitutes, or might be construed to constitute, an equitable or legal discharge of such Seller for the Repurchase Obligations. Each of Encore, ECC, Bravo and ConquistAmerica hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes such Seller’s subrogation rights, rights to proceed against such Seller or any other party for reimbursement or contribution, and/or any other rights of such Seller to proceed against any other Seller, against any other guarantor, or against any other person or security.

(c)	The parties intend that each of Encore’s, ECC’s, Bravo’s and ConquistAmerica’s Repurchase Obligations are primary obligations and not in the nature of a guaranty or suretyship.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

BUYER:

IXIS REAL ESTATE CAPITAL INC.

By: Anthony Malanga
Name: Anthony Malanga
Title: Managing Director

By: Kathy Lynch
Name: Kathy Lynch
Title: Director

Address for Notices:
9 West 57th Street
New York, NY 10019
Attn: Ray Sullivan
Telecopier No.: (212) 891-3347
Telephone No.: (212) 891-5815
Email: r.sullivan@ixiscm.com

with a copy to:
9 West 57th Street
New York, NY 10019
Attn: Al Zakes, Esq., General Counsel
Telecopier No.: (212) 891-1922
Telephone No.: (212) 891-6137
Email: albert.zakes@ixiscm.com

and with a copy to:
9 West 57th Street
New York, NY 10019
Attn: Michael Friedman
Telecopier No.: (212) 891-6143
Telephone No.: (212) 891-6261
Email: m.friedman@ixiscm.com

SELLER:

ENCORE CREDIT CORP.

By: Roque Santi
Name: Roque Santi
Title: EVP and CFO

Address for Notices:
1833 Alton Parkway
Irvine, California 92606
Attn: Roque Santi
Telecopier No.: 949-823-6211
Telephone No: 949-856-7611
Email: rsanti@encorecredit.com

with a copy to:

1833 Alton Parkway
Irvine, California 92606
Attn: Alanna Darling
Telecopier No.: 949-856-4848
Telephone No.: 949-859-4948
Email: adarling@encorecredit.com

SELLER:

ECC CAPITAL CORPORATION

By: Roque Santi
Name: Roque Santi
Title: EVP and CFO

Address for Notices:
1833 Alton Parkway
Irvine, California 92606
Attn: Roque Santi
Telecopier No.: 949-823-6211
Telephone No: 949-856-7611
Email: rsanti@encorecredit.com

with a copy to:

1833 Alton Parkway
Irvine, California 92606
Attn: Alanna Darling
Telecopier No.: 949-856-4848
Telephone No.: 949-859-4948
Email: adarling@encorecredit.com

SELLER:

BRAVO CREDIT CORPORATION

By: Roque Santi
Name: Roque Santi
Title: EVP and CFO

Address for Notices:
1833 Alton Parkway
Irvine, California 92606
Attn: Roque Santi
Telecopier No.: 949-823-6211
Telephone No: 949-856-7611
Email: rsanti@encorecredit.com

with a copy to:

1833 Alton Parkway
Irvine, California 92606
Attn: Alanna Darling
Telecopier No.: 949-856-4848
Telephone No.: 949-859-4948
Email: adarling@encorecredit.com

SELLER:

CONQUISTAMERICA, INC.

By: Roque Santi
Name: Roque Santi
Title: EVP and CFO

Address for Notices:
1833 Alton Parkway
Irvine, California 92606
Attn: Roque Santi
Telecopier No.: 949-823-6211
Telephone No: 949-856-7611
Email: rsanti@encorecredit.com

with a copy to:

1833 Alton Parkway
Irvine, California 92606
Attn: Alanna Darling
Telecopier No.: 949-856-4848
Telephone No.: 949-859-4948
Email: adarling@encorecredit.com